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                                                                     Exhibit 2.1


                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                               TEGAL CORPORATION,

                             SFI ACQUISITION CORP.,

                             SPUTTERED FILMS, INC.,

                                       AND

                              THE SHAREHOLDER AGENT

                           DATED AS OF AUGUST 13, 2002
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                               TABLE OF CONTENTS

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ARTICLE 1 DEFINITIONS............................................................................................   1

         1.1    Defined Terms....................................................................................   1
         1.2    Interpretation Provisions........................................................................  11

ARTICLE 2 THE MERGER ............................................................................................  11

         2.1    The Merger.......................................................................................  11
         2.2    Effective Time...................................................................................  12
         2.3    Effect of the Merger.............................................................................  12
         2.4    Articles of Incorporation; Bylaws................................................................  12
         2.5    Directors and Officers...........................................................................  12
         2.6    Conversion of Securities.........................................................................  12
         2.7    Surrender of Certificates........................................................................  16
         2.8    No Further Ownership Rights in Shares of Company Stock...........................................  16
         2.9    Lost, Stolen or Destroyed Certificates...........................................................  16
         2.10   Tax Consequences.................................................................................  16
         2.11   Taking of Necessary Action; Further Action.......................................................  17
         2.12   Shareholder Agent; Power of Attorney.............................................................  17

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................................................  17

         3.1    Organization of the Company......................................................................  18
         3.2    Capitalization of the Company....................................................................  18
         3.3    Shareholders' Agreements, etc....................................................................  19
         3.4    Authorization....................................................................................  19
         3.5    Officers and Directors...........................................................................  19
         3.6    Bank Accounts....................................................................................  19
         3.7    Subsidiaries, Etc................................................................................  19
         3.8    Real Property....................................................................................  19
         3.9    Personal Property................................................................................  20
         3.10   Environmental Matters............................................................................  21
         3.11   Contracts........................................................................................  22
         3.12   No Conflict or Violation; Consents...............................................................  23
         3.13   Permits..........................................................................................  24
         3.14   Financial Statements; Books and Records..........................................................  24
         3.15   Absence of Certain Changes or Events.............................................................  25
         3.16   Liabilities......................................................................................  27
         3.17   Litigation.......................................................................................  27
         3.18   Labor Matters....................................................................................  27
         3.19   Employee Benefit Plans...........................................................................  28
         3.20   Transactions with Related Parties................................................................  29
         3.21   Compliance with Law..............................................................................  29
         3.22   Intellectual Property............................................................................  29
         3.23   Tax Matters......................................................................................  30
         3.24   Tax-Free Reorganization..........................................................................  33
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         3.25   Insurance........................................................................................  34
         3.26   Accounts Receivable..............................................................................  34
         3.27   Inventory........................................................................................  34
         3.28   Purchase Commitments and Outstanding Bids........................................................  35
         3.29   Suppliers........................................................................................  35
         3.30   Brokers; Transaction Costs.......................................................................  35
         3.31   No Other Agreements to Sell the Company or the Assets............................................  35
         3.32   Foreign Corrupt Practices Act....................................................................  35
         3.33   Financial Projections; Operating Plan............................................................  35
         3.34   Approvals........................................................................................  36
         3.35   Takeover Statutes................................................................................  36
         3.36   Material Misstatements or Omissions..............................................................  36

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB................................................  36

         4.1    Organization.....................................................................................  36
         4.2    Capitalization...................................................................................  36
         4.3    Authorization....................................................................................  37
         4.4    Tax-Free Reorganization..........................................................................  37
         4.5    SEC Reports; Financial Statements................................................................  39
         4.6    Information Supplied.............................................................................  39
         4.7    Consents and Approvals; No Violations............................................................  40
         4.8    No Prior Activities of Merger Sub................................................................  40

ARTICLE 5 ACTIONS BY THE COMPANY, PARENT AND MERGER SUB PRIOR TO THE CLOSING.....................................  40

         5.1    Conduct of Business..............................................................................  40
         5.2    Access by Parent.................................................................................  42
         5.3    Notification of Certain Matters..................................................................  42
         5.4    No Mergers, Consolidations, Sale of Stock, etc...................................................  42
         5.5    Company Shareholder Approval.....................................................................  43
         5.6    Company's Auditors...............................................................................  43
         5.7    Closing Date.....................................................................................  43
         5.8    Takeover Statutes................................................................................  43
         5.9    Further Assurances...............................................................................  43
         5.10   Termination of 401(k) Plan and Company Stock Option Plans........................................  44

ARTICLE 6 CONDITIONS TO THE COMPANY'S OBLIGATIONS................................................................  44

         6.1    Representations, Warranties and Covenants........................................................  44
         6.2    Consents.........................................................................................  44
         6.3    No Court Orders..................................................................................  45
         6.4    Closing Documents................................................................................  45
         6.5    Material Adverse Change..........................................................................  45
         6.6    Employment Agreements; Grant of Parent Options...................................................  45
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         6.7    Consulting Agreement.............................................................................  45
         6.8    Registration Rights Agreement....................................................................  45

ARTICLE 7 CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS....................................................  45

         7.1    Representations, Warranties and Covenants........................................................  45
         7.2    Consents.........................................................................................  45
         7.3    No Actions or Court Orders.......................................................................  46
         7.4    Closing Documents................................................................................  46
         7.5    Exemption under Federal and State Securities Laws................................................  46
         7.6    Shareholder Consent..............................................................................  46
         7.7    Tax Matters......................................................................................  46
         7.8    Material Adverse Change..........................................................................  46
         7.9    Appraisal Rights.................................................................................  46
         7.10   Other Agreements.................................................................................  46

ARTICLE 8 CLOSING...............................................................................................   47

         8.1    Deliveries by the Company and the Shareholders to Parent.........................................  47
         8.2    Deliveries by Parent.............................................................................  47

ARTICLE 9 INDEMNIFICATION........................................................................................  47

         9.1    Survival of Representations, etc.................................................................  47
         9.2    No Right of Contribution.........................................................................  50
         9.3    Tax Indemnification..............................................................................  50

ARTICLE 10 POST-CLOSING COVENANTS OF PARENT......................................................................  50

         10.1   Parent Indemnification with Respect to State Loan................................................  50
         10.2   Guaranty of Payments Under Peter Clarke Employment Agreement.....................................  51
         10.3   Parent Payment of Company Transaction Expenses...................................................  51
         10.4   Parent's Payment of Note to Clarke Trust.........................................................  51
         10.5   Credit for Prior Service.........................................................................  51
         10.6   Indemnification and Directors' and Officers' Insurance...........................................  51
         10.7   Salaries Paid to Company Employees...............................................................  52

ARTICLE 11 MISCELLANEOUS.........................................................................................  53

         11.1   Termination......................................................................................  53
         11.2   Assignment.......................................................................................  54
         11.3   Representation By Counsel........................................................................  54
         11.4   Entire Agreement; Amendments and Waivers.........................................................  54
         11.5   Notices..........................................................................................  54
         11.6   Counterparts.....................................................................................  55
         11.7   Invalidity.......................................................................................  55
         11.8   Expenses.........................................................................................  55
         11.9   Publicity........................................................................................  55
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         11.10  No Third Party Beneficiaries.....................................................................  56
         11.11  Governing Law....................................................................................  56
         11.12  Arbitration......................................................................................  56

ARTICLE 12 TAX MATTERS...........................................................................................  57

         12.1   Tax Matters......................................................................................  57
         12.2   Tax-Free Reorganization Treatment................................................................  57
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                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER is dated as of August 13, 2002 (the "AGREEMENT"), by and among TEGAL CORPORATION, a Delaware corporation ("PARENT"), SFI ACQUISITION CORP., a California corporation and a direct, wholly owned subsidiary of Parent ("MERGER SUB"), SPUTTERED FILMS, INC., a California corporation (the "COMPANY"), Carole Clarke in her capacity as the "SHAREHOLDER AGENT."

                                    RECITALS

         A. The Boards of Directors of Parent, Merger Sub and the Company have determined that it is advisable and in the best interests of their respective stockholders and shareholders for Parent, Merger Sub and the Company to enter into a business combination upon the terms and subject to the conditions set forth herein.

         B. In furtherance of such combination, the Boards of Directors of Parent, Merger Sub and the Company have each approved and declared advisable this Agreement and the merger of the Company with and into Merger Sub (the "MERGER"), upon the terms and subject to the conditions set forth herein.

         C. Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder.

         D. Pursuant to the Merger, each outstanding share of the Company's common stock, no par value per share, (the "COMPANY STOCK") shall be converted solely into Parent Stock (as defined herein), upon the terms and subject to the conditions set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub, the Company and the Shareholder Agent hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         1.1 Defined Terms. As used herein, the terms below shall have the following meanings:

         "ACTION" means any action, claim, suit, litigation, proceeding, labor dispute, arbitral action, government audit, inquiry, criminal prosecution, investigation, unfair labor practice charge, complaint or dispute.

         "AFFILIATE" of a Person means any other Person which, directly or indirectly, controls, is controlled by, or is under common control with, such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "ANCILLARY AGREEMENTS" shall mean the Consulting Agreement, the Employment Agreements, the Escrow Agreement and the Proprietary Information and Inventions Agreement, the Registration Rights Agreement, substantially in the forms attached hereto as Exhibits A, B, C, D, and E, respectively.

         "ASSETS" means the right, title and interest of the Company in their properties, assets and rights of any kind, whether tangible or intangible, real or personal, including, without limitation, the right, title and interest in the following:

         (a)      all Contracts and Contract Rights;

         (b)      all Fixtures and Equipment;

         (c)      all Books and Records;

         (d)      all Proprietary Rights;

         (e)      all Permits;

         (f) all return and other rights under or pursuant to all warranties, representations and guarantees made by suppliers and other third parties in connection with the Assets or services furnished to such Person;

         (g) all cash, accounts receivable, deposits, Inventory and prepaid expenses;

         (h)      all goodwill; and

         (i) all shares of capital stock or other securities or ownership interests in any Person.

         "AVERAGE SHARE PRICE" means the average of the closing prices of Parent Stock on the Nasdaq Stock Market as reported in the Wall Street Journal for the ten (10) Trading Days ending on the Trading Day that is two (2) days prior to the Closing Date.

         "BALANCE SHEET" means the balance sheet of the Company as of the Balance Sheet Date.

         "BALANCE SHEET DATE" means June 30, 2002.

         "BENEFIT ARRANGEMENT" means any employment, consulting, severance or other similar contract, arrangement or policy (written or oral) and each plan, arrangement, program, agreement or commitment (written or oral) providing for insurance coverage (including, without limitation, any self-insured arrangements), workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health or accident benefits (including, without limitation, any "voluntary employees' beneficiary association" as defined in Section 501(c)(9) of the Code providing for the same or other benefits) or for deferred

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compensation, profit-sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension
Plan or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

         "BOOKS AND RECORDS" means (a) all product, business and marketing plans, sales and promotional literature and artwork relating to the Assets or the Business, (b) all books, records, lists, correspondence, ledgers, financial and other data, files, reports, surveys, product and design manuals, plans, drawings, formulae, technical manuals and operating records of every kind relating to the Assets or the Business (including records and lists of customers, distributors, suppliers and personnel) and (c) all telephone and fax numbers used in the Business, in each case whether maintained as hard copy or stored in computer memory and whether owned by the Company or Affiliates.

         "BUSINESS" means the business and operations of the Company, consisting of its business of designing and manufacturing sputtering equipment for the semiconductor industry.

         "CLOSING" has the meaning set forth in Section 2.1(b).

         "CLOSING DATE" means the date of the Closing.

         "CODE" has the meaning set forth in the Recitals hereto.

         "COMPANY MATERIAL ADVERSE EFFECT" or "COMPANY MATERIAL ADVERSE CHANGE" means a Material Adverse Effect with respect to the Company, the Business or the Assets.

         "COMPANY OPTIONS" means options to purchase shares of Company Stock issued by the Company pursuant to the Company Stock Option Plans or otherwise to Company employees.

         "COMPANY STOCK" has the meaning set forth in the Recitals hereto.

         "COMPANY STOCK OPTION PLANS" mean the Company's 1996 Stock Option Plan and option agreements entered into with certain Employees.

         "CONSENTS" means any and all Permits and any and all consents, approvals or waivers from third parties that are required for the consummation of the transactions contemplated by this Agreement.

         "CONSULTING AGREEMENT" to be entered into by and between Parent and Carole Clarke substantially in the form attached as Exhibit A hereto.

         "CONTRACT RIGHTS" means all rights and obligations under the Contracts.

         "CONTRACTS" means all agreements, contracts, leases (whether for real or personal property), purchase orders, open tenders, warranties or guarantees (express or implied)

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undertakings, covenants not to compete, employment agreements, confidentiality agreements, licenses, entitlements, instruments, obligations and commitments to which the Company is a party or by which the Company or any of its Assets are bound or affected, whether written or oral.

         "COURT ORDER" means any judgment, decision, consent decree, injunction, ruling or order of any foreign, federal, state or local court or governmental agency, department or authority that is binding on any Person or its property under applicable law.

         "DEFAULT" means (a) a breach of or default under any Contract, (b) the occurrence of an event that with the passage of time or the giving of notice or both would constitute a breach of or default under any Contract or (c) the occurrence of an event that with or without the passage of time or the giving of notice or both would give rise to a right of termination, renegotiation or acceleration under any Contract.

         "EARN-OUT PAYMENT" has the meaning set forth in Section 2.6(i), below.

         "EFFECTIVE TIME" has the meaning set forth in Section 2.2.

         "ELIGIBLE ORDER" has the meaning ascribed thereto in Section 2.6(i), below.

         "EMPLOYEE PLANS" means all Benefit Arrangements, Multiemployer Plans, Pension Plans and Welfare Plans.

         "EMPLOYEES" means all officers and directors of the Company and all other Persons employed by the Company on a full or part-time basis (including those employees on long-term disability leave or other absence) together with all persons retained as "independent contractors" as of the relevant date.

         "EMPLOYMENT AGREEMENTS" shall mean the Employment Agreements to be entered into by and between Parent and each of Carol Ann Demachkie, Pavel Laptev, Valery Feltmetsger, Greg Ballou and James Webb substantially in the form attached as Exhibit B hereto.

         "ENCUMBRANCE" means any claim, lien, pledge, option, lease, license, occupancy agreement, charge, easement, tax assessment, security interest, deed of trust, mortgage, right-of-way, encroachment, building or use restriction, title defect, work order, conditional sales agreement, encumbrance or other right of third parties or other restriction on use, whether voluntarily incurred or arising by operation of law, and includes any agreement to give any of the foregoing in the future, and any contingent sale or other title retention agreement or lease in the nature thereof.

         "ENVIRONMENTAL CLAIMS" means all accusations, allegations, notices of violation, liens, claims, demands, suits, or causes of action for any damage, including, without limitation, personal injury, property damage (including, without limitation, any depreciation or diminution of property values), lost use of property or consequential damages, arising directly or indirectly out of (i) Environmental Laws or (ii) the presence, use, handling, storage, treatment, recycling, generation, transportation, release, spilling, leaking, pumping, pouring, emptying, discharging, injecting, escaping, leaching, disposal, dumping or threatened release of Hazardous Substances at any location, whether or not owned, leased or operated by the Company.

         "ENVIRONMENTAL LAWS" means all applicable federal, state, district, local and foreign laws, all rules or regulations promulgated thereunder, and all orders, consent orders, judgments, notices, permits or demand letters issued, promulgated or entered pursuant thereto, relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface, or subsurface strata).

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "ERISA AFFILIATE" means any entity which is (or at any relevant time was) a member of a "controlled group of corporations" with, under "common control" with, or a member of an "affiliated service group" with, or otherwise required to be aggregated with, the Company as set forth in Section 414(b), (c),
(m) or (o) of the Code.

         "ESCROW AGENT" means such bank or other institutional trustee as is mutually acceptable to Parent and the Company and is named in the Escrow Agreement executed by the parties thereto.

         "ESCROW AGREEMENT" means the Escrow Agreement to be entered into among Parent, the Company, the Escrow Agent, the Shareholder Agent, and the other parties named therein, substantially in the form of Exhibit C hereto.

         "ESCROW FUND" has the meaning set forth in Section 2.6(h).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

         "EXCHANGE RATIO" means the ratio obtained by dividing 1,500,000 by the number of outstanding shares of Company Stock as of the Closing Date.

         "FACILITIES" means all real property and related facilities owned, leased or operated by the Company.

         "FINANCIAL STATEMENTS" means the unaudited balance sheets of the Company as of September 30, 2001 and 2000 and the related statements of income, changes in Shareholders' equity and cash flows, of the Company for the years ended September 30, 2001 and 2000, and the interim unaudited balance sheet of the Company as of June 30, 2002, and statement of operations for the nine-month period ended June 30, 2002.

         "FIXTURES AND EQUIPMENT" means all of the furniture, fixtures, furnishings, machinery, computer hardware, equipment, parts, tools, discs and other tangible personal property owned by the Company, wherever located.

         "GAAP" means generally accepted accounting principles of the United States applied on a consistent basis.

         "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, city or municipality, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including, without limitation, any governmental authority, agency, department, board, commission or instrumentality of the United States, any State of the United States, or any political subdivision thereof, any government authority, agency, department, board, commission or instrumentality of the United States or any political subdivision thereof and any tribunal or arbitrator(s) of competent jurisdiction, and any self-regulatory organization.

         "HAZARDOUS SUBSTANCES" means all pollutants, contaminants, chemicals, wastes, and any other carcinogenic, ignitable, corrosive, reactive, toxic or otherwise hazardous substances or materials (whether solids, liquids or gases) and any other materials or substances subject to regulation, control or remediation under Environmental Laws.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "INDEMNIFIED D&O LIABILITIES" has the meaning ascribed thereto in
Section 10.6(a).

         "INDEMNIFIED D&O PERSONS" has the meaning ascribed thereto in Section 10.6(a).

         "INFORMATION STATEMENT" means such disclosure statement, offering materials, financial statements of Parent, and other information that Company, with the approval of Parent, provides to the Shareholders of Company in requesting their approval of the transactions contemplated by this Agreement.

         "INVENTORY" means all merchandise owned by the Company and intended for resale.

         "IRS" shall mean the United States Internal Revenue Service or any successor agency.

         "LAWS" means all laws, statutes, by-laws, ordinances, rules, regulations, orders, judgments or decrees of any Governmental Authority.

         "LEASES" has the meaning set forth in Section 3.8(c).

         "LIABILITY" means any direct or indirect liability, indebtedness, obligation, commitment, expense, claim, deficiency, guaranty or endorsement of or by any Person of any type, whether accrued, absolute, contingent, matured, unmatured, liquidated, unliquidated, known or unknown.

         "MATERIAL ADVERSE EFFECT" or "MATERIAL ADVERSE CHANGE" or a similar phrase means, with respect to any Person, any material adverse effect on or change with respect to (i) the business, operations, assets (taken as a whole), liabilities (taken as a whole), financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, or (ii) the right or ability of such Person to consummate any of the transactions contemplated hereby.

         "MERGER SHARES" has the meaning set forth in Section 2.6(b).

         "MULTIEMPLOYER PLAN" means any "multiemployer plan," as defined in
Section 4001(a)(3) or 3(37) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, after September 25, 1980, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

         "NET SELLING PRICE" has the meaning ascribed thereto in Section 2.6(i), below.

         "NON-DISCLOSURE AGREEMENT" means that certain Non-Disclosure Agreement between Parent and the Company dated as of August 10, 2001 (executed by Parent on August 29, 2001), relating to the delivery by the Company of confidential information to Parent and its Representatives.

         "NUMBER OF PARENT SHARES" means 1,500,000 shares of Parent Stock.

         "OPTION PURCHASE PRICE" means the number of shares of Parent Stock equal to the difference between the (i) number of shares of Parent Stock into which each share of Company Stock subject to the Company Option is convertible under Section 2.6(a) and (ii) the number of shares of Parent Stock with a fair market value equal to the exercise price of such Company Option, with the fair market value equal to the Average Share Price.

         "PARENT STOCK" means the common stock, par value $0.01 per share, of Parent.

         "PARENT STOCK OPTION PLANS" means the Amended and Restated Equity Incentive Plan, the 1990 Stock Option Plan, the Directors Stock Option Plan, the 1998 Equity Participation Plan and option agreements entered into with certain management employees of Parent.

         "PENSION PLAN" means any "employee pension benefit plan" as defined in
Section 3(2) of ERISA (other than a Multiemployer Plan) which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or, within the five (5) years prior to the Closing Date, maintained, administered, contributed to or was required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability (including, without limitation, any contingent liability) and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

         "PERMITS" means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any governmental authority, whether foreign, federal, state or local, necessary or desirable for the past, present or anticipated conduct or operation of the Business or ownership of the Assets of such Person.

         "PERMITTED ENCUMBRANCES" means (a) statutory liens of landlords, liens of carriers, warehousepersons, mechanics and materialpersons incurred in the ordinary course of business for sums (i) not yet due and payable, or (ii) being contested in good faith, if, in either such case, an adequate reserve, shall have been made therefor in such Person's financial statements, (b) liens incurred or deposits made in connection with workers' compensation, unemployment insurance and other similar types of social security programs or to secure the performance of

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tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, in each case in the ordinary course of business, consistent with past practice, (c) easements, rights-of-way, restrictions and other similar non-monetary charges or encumbrances, in each case, which do not interfere with the ordinary conduct of business of the Company and do not materially detract from the value of the property upon which such encumbrance exists, and (d) liens securing taxes, assessments and governmental charges not yet delinquent or the amount or validity of which are being contested in good faith by appropriate proceedings by the Company, as applicable.

         "PERMITTED TRANSFEREE" means (i) any Affiliate or immediate family member of a holder, or any trust or entity for the benefit of any such Persons, to whom Registrable Shares are transferred for no consideration, or (ii) any arms-length bona fide donee or pledgee of Registrable Shares of any of the foregoing Persons.

         "PERSON" means any person or entity, whether an individual, whether in their capacity as a trustee, executor, administrator or other legal representative, sole proprietorship, corporation, limited liability company, general partnership, limited partnership, trust, unincorporated organization, syndicate, business association, firm, joint venture, governmental agency or authority or any similar entity.

         "PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT" means the Tegal Corporation Proprietary Information and Inventions Agreement, substantially in the form of Exhibit D hereto, to be entered into by the Employees and Parent.

         "PROPRIETARY RIGHTS" means all intellectual property rights of every nature and kind, including without limitation, (a) U.S. and foreign patents, patent applications, patent disclosures and improvements thereto, including petty patents and utility models and applications therefor, (b) U.S. and foreign trademarks, service marks, trade dress, logos, commercial symbols, trade names and corporate names and the goodwill associated therewith and registrations and applications for registration thereof, (c) U.S. and foreign copyrights and registrations and applications for registration thereof, (d) U.S. and foreign mask work rights and registrations and applications for registration thereof,
(e) Trade Secrets, (f) URL registrations, (g) other proprietary rights, including industrial designs, (h) copies and tangible embodiments thereof (in whatever form or medium), (i) licenses granting any rights with respect to any of the foregoing and (j) any renewal applications, divisions, extensions and reissues, where applicable with respect to any of the foregoing.

         "REGISTRABLE SHARES" has the meaning set forth in the Registration Rights Agreement.

         "REGISTRATION RIGHTS AGREEMENT" means a mutually acceptable registration rights agreement, substantially in the form of Exhibit E hereto, to be entered into among Parent and the Shareholders, with respect to the Parent Stock to be delivered to the Shareholders pursuant to this Agreement.

         "REGULATIONS" means any laws, statutes, ordinances, regulations, rules, notice requirements, court decisions, agency guidelines, and orders of any foreign, federal, state or local government and any other governmental department or agency, including without limitation energy, motor vehicle safety, public utility, zoning, building and health codes, Environmental Laws, and occupational safety and health and laws respecting employment practices, employee documentation, human rights code, terms and conditions of employment and wages and hours.

         "RELATED PARTY" means (i) any of the Company's officers, directors and Shareholders, and any officers, directors, partners, associates or relatives of such officers, directors and Shareholders, (ii) any Person in which the Company or any Shareholder or any Affiliate or relative of any such Person has any direct or indirect controlling interest, and (iii) any direct or indirect trustee or beneficiary of any Shareholder.

         "REPRESENTATIVE" of any Person means any officer, director, principal, attorney, accountant, agent, employee or other representative of such Person.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933, as amended.

         "SHAREHOLDER" means each holder of Company Stock, including Persons holding Company Options, and "Shareholders" means all holders of the Company Stock, including Persons holding Company Options, in each case as determined immediately prior to the Effective Time.

         "SHAREHOLDER AGENT" has the meaning set forth in Section 2.12(a).

         "SHAREHOLDER CONSENT" has the meaning set forth in Section 7.6.

         "SUBSIDIARY" means, with respect to any Person, (a) any corporation of which at least 50% of the securities or interests having, by their terms, ordinary voting power to elect members to the board of directors, or other persons performing similar functions with respect to such corporation, is held, directly or indirectly, by such Person, (b) any partnership or limited liability company of which (i) such Person is a general partner or managing member or (ii) such person possesses a 50% or greater interest in the total capital or total income of such partnership or limited liability company.

         "SURVIVAL PERIOD" has the meaning ascribed thereto in Section 9.1(a), below.

         "TAKEOVER STATUTE" means a "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States.

         "TAX RETURNS" means any report, return (including information return), election, document, estimated tax filing, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes including any schedule or attachment thereto, and amendments thereto and any document with respect to or accompanying requests for the extension of time in which to file any such item.

         "TAXES" means any and all taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges, including, without limitation, all federal, state, local, municipal, county, foreign and other income, franchise, profits, capital gains, capital stock, capital structure, transfer, gross receipt, sales, use, service, occupation, ad valorem, property, excise, severance, windfall profits, withholding, premium, stamp, license, payroll, employment, social security, unemployment, health insurance, employment insurance, workers compensation, disability, environmental (including taxes under Code Section 59A), alternative minimum, add-on, value-added, goods and services, harmonized sales, customs, import, export, registration, excise, roduction, frankings, fringe benefits, occupancy, real property, personal property, business and occupation, education, mercantile, withholding and other taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges of any kind whatsoever imposed by any taxing authority or jurisdiction (whether payable directly or by withholding and whether or not requiring the filing of a Tax Return), and all estimated taxes, deficiency assessments, additions to tax, additional amounts imposed by any governmental authority (domestic or foreign), penalties, fines and interest, and shall include any liability for such amounts of any other Person as a result either of being (or having been) a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any Person, and shall include any liability for such amounts relating to any other Person if such liability is imposed by reason of law (including transferee or successor liability). Any such amount shall also include any interest whether paid or received, fines, penalties, surtaxes, or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, assessments, charges, duties, fees, levies, imposts or other governmental charges.

         "TO THE KNOWLEDGE" or "KNOWLEDGE" of a party (or similar phrases) means to the extent of matters which are actually known by such party and when used in respect of the Company, the term "to the knowledge" or "knowledge" shall mean the matters actually known by each of the directors and officers of the Company and with respect to Parent, shall mean the matters actually known by Parent's Chief Executive Officer, President and any Senior Vice President.

         "TRADE SECRETS" means all trade secrets and confidential business information (including ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, research and development information, software, drawings, specifications, circuit, topographies, designs, plans, proposals, technical data, copyrightable works, concepts, methods, procedures, financial, marketing and business data, pricing and cost information, business and marketing plans, marketing mailing and e-mail lists, and customer and supplier mailing and e-mail lists and information), to the extent eligible for protection as a "trade secret" under the Uniform Trade Secret Act, as adopted in California.

         "TRADING DAY" means any day on which the Nasdaq National Market is open and available for at least five (5) hours for the trading of securities.

         "TRANSACTION COSTS" means all costs and expenses incurred by the Company in connection with the preparation and execution of this Agreement and in anticipation of the Merger and the transactions contemplated hereby for reasonable legal, accounting and transaction costs.

         "WELFARE PLAN" means any "employee welfare benefit plan" as defined in
Section 3(1) of ERISA, which (a) the Company or any ERISA Affiliate maintains, administers, contributes to or is required to contribute to, or under which the Company or any ERISA Affiliate may incur any liability and (b) covers any employee or former employee of the Company or any ERISA Affiliate (with respect to their relationship with any such entity).

         1.2 Interpretation Provisions.

                  (a) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, schedule and exhibit references are to this Agreement unless otherwise specified. The meaning of defined terms shall be equally applicable to the singular and plural forms of the defined terms. The terms "include" and "including" are not limiting and mean "including without limitation."

                  (b) References to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

                  (c) References to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

                  (d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

                  (e) The parties participated jointly in the negotiation and drafting of this Agreement and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent. If an ambiguity or question of intent or interpretation arises, then this Agreement will accordingly be construed as drafted jointly by the parties to this Agreement, and no presumption or burden of proof will arise favoring or disfavoring any party to this Agreement by virtue of the authorship of any of the provisions of this Agreement.

                  (f) The schedules and exhibits to this Agreement are a material part hereof and shall be treated as if fully incorporated into the body of the Agreement.

                                    ARTICLE 2
                                   THE MERGER

         2.1 The Merger.

                  (a) Effective Time. At the Effective Time (as defined in
Section 2.2 hereof), and upon the terms and subject to the conditions of this Agreement and the CGCL, the Company shall be merged with and into Merger Sub, the separate corporate existence of the Company shall cease, and Merger Sub shall continue as the surviving corporation and a wholly-owned subsidiary of Parent. Merger Sub, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

                  (b) Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1, and subject to the satisfaction (or to the extent permitted hereunder, the waiver) of the conditions set forth in Article 6 and
Article 7, the closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place (i) at the offices of Latham & Watkins, 505 Montgomery Street, Suite 1900, San Francisco, CA 94111, as promptly as practicable (and in any event within five (5) business days) after satisfaction (or the extent permitted, the waiver) of the conditions set forth in Article 6 and Article 7 or (ii) at such other time, date or place as Parent and the Company may mutually agree.

         2.2 Effective Time. As promptly as practicable after the satisfaction (or to the extent permitted, the waiver) of the conditions set forth in Article 6 and Article 7, and provided that this Agreement has not been terminated pursuant to Section 11.1, the parties hereto shall cause the Merger to be consummated by executing and filing Agreement of Merger as contemplated by the California Corporations Code (the "AGREEMENT OF MERGER"), with the Secretary of State of the State of California as provided in Section 1100, et seq of the California Corporations Code and the California General Corporation Law (collectively, the "CGCL"). The Merger shall be effective at the time indicated in such Agreement of Merger (the "EFFECTIVE TIME").

         2.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Agreement of Merger and the applicable provisions of the CGCL.

         2.4 Articles of Incorporation; Bylaws.

                  (a) Articles of Incorporation. At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with applicable law.

                  (b) Bylaws. At the Effective Time, the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter duly amended in accordance with applicable law, the Articles of Incorporation of the Surviving Corporation and such Bylaws.

         2.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation and Bylaws of the Surviving Corporation and in accordance with applicable law. Upon request of Parent, the Company shall cause each or any director and officer of the Company to tender his or her resignation prior to the Effective Time, with each such resignation to be effective as of the Effective Time.

         2.6 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Shareholder:

                  (a) Company Stock. Subject to Section 2.6(f), each share of Company Stock issued and outstanding immediately prior to the Effective Time will by virtue of the Merger shall be converted into the right to receive, and become exchangeable for, such number of validly issued, fully paid and nonassessable shares of Parent Stock as equals the Exchange Ratio.

         (b) Options. Each Company Option, whether vested or unvested, to purchase shares of Company Stock which is outstanding and unexercised immediately prior to the Effective Time shall cease to represent a right to acquire shares of Company Stock and shall automatically become the right to purchase the number of shares of Parent Stock into which the shares of Company Stock subject to such Company Option would have been converted into at the Effective Time by operation of Section 2.6(a) (rounded down to the nearest full number of shares of Parent Stock) for an exercise price equal to the result of dividing the per share exercise price of such Company Option by the Exchange Ratio (rounded down to the nearest full cent). Notwithstanding the foregoing,
(i) the number of shares of Parent Stock to be reserved for issuance pursuant to such Company Options shall not exceed 50,000; and (ii) the number of and the per share exercise price of each Company Option which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code, as necessary in order for such Company Option to be an "incentive stock option." Except for the adjustments provided for in this Section 2.6(b), the Company Options shall continue to be governed by, and be subject to, the terms of the Company Stock Option Plan and agreements pursuant to which such Company Options were granted. The shares of Parent Stock issued in connection with the Merger as a result of the conversion and exchange provided for in Section 2.6(a) and Section 2.6(b) are sometimes referred to herein as the "MERGER SHARES."

         (c) Number of Shares of Parent Stock Issuable. The number of shares of Parent Stock to be issued in the Merger in exchange for the acquisition by Parent of all outstanding shares of Company Stock, all other capital stock of any class or series, and all outstanding options, warrants, or other securities to acquire capital stock of the Company (other than the Company Options) shall not exceed 1,500,000.

         (d) Merger Sub Stock. Each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically be converted into and thereafter represent one (1) validly issued, fully paid and nonassessable common share, par value $0.01 per share, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the capital stock of the Surviving Corporation.

         (e) Cancellation. Each share of Company Stock held in the treasury of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, automatically cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

         (f) Fractional Shares. No certificates or scrip representing fractional shares of Parent Stock shall be issued in connection with the Merger, but in lieu thereof each Shareholder who would otherwise be entitled to receive a fraction of a Merger Share shall receive from Parent an amount of cash equal to the product of (i) the fraction of a share of a Merger Share to which such holder would otherwise be entitled multiplied by (ii) the Average Share Price. The fractional share determination shall be made individually for each Shareholder after giving effect to the delivery of the Escrow Fund (as defined below) to the Escrow Agent, it being recognized that, as provided in Section 2.8, only whole shares may be delivered to the Escrow Agent.

         (g) Adjustments to Exchange Ratio. The number of shares of Parent Stock into which a share of Company Stock is convertible or to be exchanged pursuant to Section 2.6(a) and Section 2.6(b), shall be equitably adjusted to reflect fully the effect of any stock split, reverse split, stock combination, stock dividend, reorganization, reclassification, recapitalization or other like change with respect to Parent Stock or Company Stock after the date hereof and prior the Effective Time.

         (h) Escrow Fund. Notwithstanding the other provisions of this Article 2, Parent shall deliver to the Escrow Agent (i) ten percent (10%) of all Earn-Out Payments (subject to subparagraphs (i) and (ii) of this Section 2.6(h), below), as and when payable to the Shareholders, and (ii) that number of shares of Parent Stock as equals (x) the Number of Parent Shares multiplied by (y) 0.10, and rounded to a whole number of shares on a holder-by-holder basis (collectively the "ESCROW DEPOSIT").

                  (A) The Escrow Deposit shall be withheld from the Parent Stock and Earn-Out Payment otherwise deliverable to the Shareholders and shall constitute the "ESCROW FUND." The Escrow Fund shall be deposited with the Escrow Agent and disbursed in accordance with Section 2.6(i) and Section 9.1.

                  (B) With respect to Earn-Out Payments that become due and payable under Section 2.6(i):

                     (1) During the Survival Period, ten percent (10%) of the amount thereof shall be paid to the Escrow Agent and become a part of the Escrow Fund, and the remaining ninety percent (90%) of the amount thereof shall be paid to the Shareholders in accordance with Section 2.6(i), below.

                     (2) At any time after the Survival Period, and if as of the due date for such Earn-Out Payment (a) there is then pending any unresolved Claim, or if any Parent Indemnified Party shall have become entitled to payment of any Claim and the amount of the Escrow Fund (without regard to the amount of such Earn-Out Payment) is insufficient to satisfy the amount for which the Parent Indemnified Party is entitled to receive indemnity from the Escrow Fund, then ten percent (10%) of the amount thereof shall be paid to the Escrow Agent and become a part of the Escrow Fund, and the remaining ninety percent (90%) of the amount thereof shall be paid to the Shareholders in accordance with Section 2.6(i), below, or (b) there are no pending unresolved Claims and if all prior Claims (if any) for which a Parent Indemnified Party was entitled to indemnity from the Escrow Fund were satisfied in full therefrom, then the entire amount of such Earn-Out Payment shall be paid to the Shareholders pursuant to Section 2.6(i), below.

         (i) Additional Consideration: Earn-Out Payments. As additional consideration for the Merger, Parent shall pay to the Shareholders, with respect to their shares of Company Stock, cash in an amount calculated according to and payable at the times set forth on this Section 2.6(i) (collectively, the "EARN-OUT PAYMENT").

         (A) The amount of the Earn-Out Payment shall be equal to the sum of (i) two percent (2.0%) of the Net Selling Price (as defined below) for all Eligible Orders (as defined below) received in writing by Parent or the Surviving Corporation during the period commencing on the Closing Date and ending on the first annual anniversary thereof and thereafter accepted by Parent or the Surviving Corporation, plus (ii) one percent (1.0%) of the Net Selling Price for all Eligible Orders received in writing by Parent or the Surviving Corporation during the period commencing on the day after the first annual anniversary of the Closing Date and ending on the second annual anniversary of such Closing Date and thereafter accepted by Parent or the Surviving Corporation.

         (B) Within twenty (20) days after the end of each calendar month in which Parent collects any of the Net Selling Price with respect to any Eligible Order and recognizes such Net Selling Price as income under Parent's method of accounting as then in effect, Parent shall pay to the Shareholders in accordance with their interests therein, all Earn-Out Payments due hereunder with respect to such Net Selling Price. Those Earn-Out Payments shall be due and payable to the Shareholder Agent for distribution to the Shareholders in the proportion that (x) the number of shares of Company Stock owned by the Shareholder as of the Closing Date, bears to (y) the aggregate number of shares of Company Stock issued and outstanding as of the Closing Date. Any payment that is not paid on or before the due date therefor shall bear interest at a rate equal to ten percent (10%) per annum (or, if lesser, at the maximum rate permitted by applicable law) from such due date until the date paid in full.

         (C) The Shareholder Agent and its representative from time to time (but in all events not more frequently than once in each calendar year) upon reasonable advance written notice and during regular weekday business hours shall be entitled to inspect the books and records of Parent and the Surviving Corporation for the purpose of confirming Eligible Orders accepted by either such entity, the amount of the Net Selling Price of such Eligible Orders collected by Parent or the Surviving Corporation, and the amount of the Earn-Out Payments due and payable to the Shareholders. If as a result of such audit and inspection it is determined by mutual agreement between Parent and the Shareholder Agent that the amount of the Earn-Out Payment due with respect to any prior period exceeds the amount actually paid for that period by the greater of five percent (5.0%) of the total amount due for such period or Five Thousand Dollars ($5,000), then Parent upon demand shall reimburse the Shareholder Agent for the reasonable out-of-pocket costs and expenses of such audit and inspection.

         (D) For purposes of this Section 2.6(i), the term:

                  (1) "ELIGIBLE ORDER" means each order for an Endeavor sputtering machine that is accepted by Parent or the Surviving Corporation during the period of two (2) years after the Closing Date; and

                  (2) "NET SELLING PRICE" shall mean the gross invoice price for each Eligible Order, reduced by discounts and allowances, as recognized and received in cash by Parent in accordance with Parent's revenue recognition policy then in effect.

         (j) Withholding Taxes. Each of Parent and the Escrow Agent shall be entitled to deduct and withhold from the Earn-Out Payment otherwise payable pursuant to this

Agreement to any Shareholder such amounts, if any, as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local or foreign tax law. To the extent that amounts are so withheld and paid over to the appropriate taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such shares in respect of which such deduction and withholding was made.

         2.7 Surrender of Certificates.

                  (a) Delivery of Certificates. At the Effective Time, Parent shall make available, and each Shareholder shall be entitled to receive, upon surrender to Parent or its designated representative of any Certificates for cancellation, duly endorsed in blank for transfer, such number of shares of Parent Stock as equals such holder's pro rata portion of the aggregate Merger Shares into which such Company Stock shall have been converted in the Merger.

                  (b) Cancellation of Company Stock. Upon surrender of each Certificate and delivery by Parent of the Merger Shares to be delivered in exchange therefor, such Certificate shall forthwith be canceled. Until so surrendered, each Certificate shall be deemed for all corporate purposes to evidence only the right to receive upon such surrender the aggregate number of Merger Shares into which the Company Stock represented thereby shall have been converted in accordance with the terms and upon the conditions of this Agreement (including, without limitation, the requirement that a portion of such Merger Shares be deposited with the Escrow Agent).

         2.8 No Further Ownership Rights in Shares of Company Stock. The shares of Parent Stock delivered upon the surrender for exchange of Company Stock in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Stock, and there shall be no further registration of transfers of Company Stock which were outstanding immediately prior to the Effective Time on the records of the Surviving Corporation. If, after the Effective Time, the Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 2.

         2.9 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, Parent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Stock as may be required pursuant to Section 2.8; provided, however, that Parent may, in its sole discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent with respect to the Certificates alleged to have been lost, stolen or destroyed.

         2.10 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the U.S. Treasury Regulations.

         2.11 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub, the Company and each Shareholder will take all such reasonable lawful action as may be necessary or appropriate in order to effect the Merger in accordance with this Agreement as promptly as practicable. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Parent with full right, title and possession to all the property, rights, privileges, power and franchises of the Company, the officers and directors of Merger Sub, Parent and Company immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

         2.12 Shareholder Agent; Power of Attorney.

                  (a) Shareholder Agent. In the event that the Merger is approved by the Shareholders, effective upon such vote, and without further act of any Shareholder, Carole Clarke shall be appointed as agent and attorney-in-fact (the "SHAREHOLDER AGENT") for each Shareholder, to exclusively take any and all actions required or permitted to be taken by the Shareholders under this Agreement and the Registration Rights Agreement, including but not limited to, to give and receive notices and communications, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims and to take all actions necessary or appropriate in the judgment of the Shareholder Agent for the accomplishment of the foregoing. The Shareholders shall have the right, at any time and from time to time, to appoint, by written notice to Parent signed by a majority in interest of the Shareholders, a replacement Shareholder Agent, in which event such replacement shall be considered the Shareholder Agent from and after the date of Parent's receipt of notice of such appointment. Any vacancy in the position of Shareholder Agent may be filled by approval of a majority in interest of the Shareholders. No bond shall be required of the Shareholder Agent, and the Shareholder Agent shall not receive compensation for her services. Notices or communications to or from the Shareholder Agent shall constitute notice to or from each of the Shareholders.

                  (b) Exculpation. The Shareholder Agent shall not be liable for any act done or omitted hereunder as Shareholder Agent while acting in good faith and in the exercise of reasonable judgment.

                  (c) Actions of the Shareholder Agent. A decision, act, consent or instruction of the Shareholder Agent shall constitute a decision for all of the Shareholders, and shall be final, binding and conclusive upon each of the Shareholders, and Parent and Merger Sub may rely exclusively upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each Shareholder. Parent and Merger Sub are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Shareholder Agent.

                                   ARTICLE 3
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         As an inducement of Parent to enter into this Agreement, the Company hereby makes, as of the date hereof and as of the Closing Date, the following representations and warranties to

Parent, except as otherwise set forth in written disclosure schedules (the "SCHEDULES"). The Schedules shall be arranged in sections corresponding to the numbered sections contained in this Article 3 and the disclosure in any section of the Schedules shall qualify (1) the corresponding section in this Article 3 and (2) the other sections in this Article 3 to the extent that (a) a reasonable person would determine that the disclosure contained in such section of the Schedules could qualify such other sections in this Article 3 and (b) the Company and its representatives have used their respective reasonable best efforts to include all relevant disclosure in each applicable section of the Schedules.

         3.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California, with all requisite corporate power and authority to conduct the Business as it is presently being conducted and to own or lease, as applicable, the Assets owned or leased by it. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of the Business or the ownership of its properties and where the failure to be so qualified could reasonably be expected to have a Company Material Adverse Effect. Each jurisdiction in which the Company is qualified to do business as a foreign corporation is set forth in Schedule 3.1.

         3.2 Capitalization of the Company.

                  (a) Authorized Capitalization. Except as set forth on Schedule 3.2(a), as of the date of this Agreement, the authorized capitalization of the Company consists of Five Million (5,000,000) shares of common stock, of which Nine Hundred Sixty-five Thousand (965,000) shares are issued and outstanding and Eighty-seven Thousand Five Hundred (87,500) shares are reserved for issuance under the Company's 1996 Stock Option Plan, and One Million (1,000,000) shares of Preferred Stock, of which no shares are issued and outstanding, and no additional shares of capital stock of the Company will be issued after the date hereof except for shares issued in respect of Company Options outstanding on the date hereof. The Company has no other capital stock authorized, issued or outstanding. The Shareholders beneficially and of record collectively own, and will beneficially and of record collectively own immediately prior to the Effective Time, all of the outstanding Company Stock and Company Options.

                  (b) Options. As of the date of this Agreement, Eighty-seven Thousand Five Hundred (87,500) shares of Company Stock are reserved for issuance upon the exercise of outstanding Company Options and options to purchase Fourteen Thousand One Hundred (14,100) shares of Company Stock remain outstanding pursuant to the Company Options. Attached as Schedule 3.2(b) is a true and correct copy of the Company Stock Option Plans and the forms of option agreement used in all cases.

                  (c) No Other Capital Stock, Options, Warrants. Except for the Company Options referred to above, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of the Company. Except as described in Section 3.2(a) and Section 3.2(b) above, no shares of capital stock of the Company are reserved for issuance.

                  (d) Valid Issuances. All outstanding shares of Company Stock are, and any shares of Company Stock issued upon exercise of any Company Option will be, validly issued, fully paid and non-assessable and not subject to any preemptive rights created by statute, the Company's Articles of Incorporation or Bylaws, or any Contract. The Company Options have been, and the shares of Company Stock have been or will be, issued in compliance with all federal and state corporate and securities laws.

         3.3 Shareholders' Agreements, etc. Except as disclosed on Schedule 3.3, to the knowledge of the Company, there are no Shareholder agreements, voting trusts, proxies or other agreements or understandings with respect to or concerning the purchase, sale or voting of the capital stock of the Company.

         3.4 Authorization. The Company has all necessary corporate or other power and authority to enter into this Agreement and has taken all corporate or other action necessary to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company, and this Agreement is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         3.5 Officers and Directors. Schedule 3.5 contains a true, correct and complete list of all the officers and directors of the Company.

         3.6 Bank Accounts. Schedule 3.6 contains a list of all of the Company's bank accounts, safe deposit boxes and persons authorized to draw thereon or have access thereto.

         3.7 Subsidiaries, Etc. The Company has no Subsidiaries and does not have any ownership interest of any kind in any other corporation, partnership, limited liability company or other entity.

         3.8 Real Property.

                  (a) General. The real property set forth on Schedule 3.8(a) constitutes all real property necessary for the conduct of the business of the Company as presently conducted and, except as set forth on Schedule 3.8(a), to the knowledge of the Company all of such real property, and the improvements thereon, are (i) in good condition, repair and proper working order having regard for their use and age, have been properly maintained, and are fit for the current uses thereof by the Company; (ii) serviced by adequate electric, gas, water, sewer, telephone and other utilities; (iii) legally entitled to access, both vehicular and pedestrian, to a public street; (iv) not in violation of any material zoning requirement, permit or other governmental or private restriction or entitlement relating to the real property or the conduct of the business thereon as currently conducted; and (v) not the subject of any pending or contemplated condemnation.

                  (b) Owned Real Property. The Company does not own any Facility or other real property.

         (c) Leased Real Property. Schedule 3.8(c) sets forth all leases, subleases or other occupancy agreements pursuant to which Facilities are leased by the Company (as lessee) (the "LEASES"), true and complete copies of which (including all amendments, extensions, renewals, guarantees and other related agreements) have been delivered to Parent. Such Leases constitute all leases, subleases or other occupancy agreements pursuant to which the Company occupies or uses Facilities. Except as set forth on Schedule 3.8(c), Company has good and valid leasehold title to, and enjoys peaceful and undisturbed possession of, all leased property described in such Leases (the "LEASED PROPERTY"), free and clear of any and all Encumbrances other than any Permitted Encumbrances which would not permit the termination of the Lease therefor by the lessor. With respect to each such parcel of Leased Property, to the knowledge of the Company, (i) there are no pending or threatened condemnation proceedings relating to, or any pending or threatened Actions relating to, the Company's leasehold interests in such Leased Property or any portion thereof, (ii) neither the Company nor any third party has entered into any sublease, license, option, right, concession or other agreement or arrangement, written or oral, granting to any person the right to use or occupy such Leased Property or any portion thereof or interest therein, and (iii) there is no (A) other matter adversely affecting the current use or occupancy of such parcel of Leased Property in any material respect, (B) to the knowledge of the Company, pending or threatened special assessment relating to such Leased Property or (C) payment which is required to be made which is past due or other default by the Company of any material obligations under such Lease.

         With respect to each Lease listed on Schedule 3.7(c), (i) there is no material default under any such Lease by the Company or, to the knowledge of the Company, by any other party, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not cause a material default under any such Lease, (iii) such Lease is a valid and binding obligation of the lessor, is in full force and effect with respect to and is enforceable against the lessor in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by the Company, and to the knowledge of the Company, no event has occurred and is continuing which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than the Company without the consent of the Company under any such Lease that is material to the Company,
(v) no party has repudiated in writing to the Company or any material term thereof or threatened in writing to the Company or its Subsidiaries to terminate, cancel or not renew any such Lease that is material to the Company and (vi) the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest in any such Lease or in any Leased Property subject thereto (or any portion thereof), except in connection with a Permitted Encumbrance. Except for those leasehold improvements leased pursuant to the Leases, the Company has marketable fee simple title to all leasehold improvements located on properties leased pursuant to the Leases.

         3.9 Personal Property.

                  (a) General. The Company owns or leases all personal property Assets necessary for the conduct of its business as presently conducted, and the personal property

Assets (taken as a whole) are in such operating condition and repair (subject to normal wear and tear) as is necessary for the conduct of its business as presently conducted.

                  (b) Owned Personal Property. Except as set forth on Schedule 3.9(b), the Company has good title to all such personal property owned by it, free and clear of any and all Encumbrances other than Permitted Encumbrances. With respect to each such item of personal property (i) there are no leases, subleases, licenses, options, rights, concessions or other agreements, written or oral, granting to any party or parties the right of use of any portion of such item of personal property, (ii) there are no outstanding options or rights of first refusal in favor of any other party to purchase any such item of personal property or any portion thereof or interest therein and (iii) there are no parties (other than the Company) who are in possession of or who are using any such item of personal property.

                  (c) Leased Personal Property. Except as set forth on Schedule 3.9(c), the Company has good and valid leasehold title to all of such Fixtures and Equipment, vehicles and other tangible personal property Assets leased by it from third parties, free and clear of any and all Encumbrances other than Permitted Encumbrances which would not permit the termination of the lease therefor by the lessor. Schedule 3.9(c) sets forth all Leases for personal property involving annual payments in excess of $5,000, true and complete copies of which have been delivered to Parent.

         With respect to each lease listed on Schedule 3.9(c), except as set forth on Schedule 3.9(c), (i) there is no material default under such lease by the Company or, to the knowledge of the Company, by any other party, (ii) the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby will not cause (with or without notice and with or without the passage of time) a default under any such lease,
(iii) such lease is a valid and binding obligation of the applicable lessor, is in full force and effect and is enforceable by the Company in accordance with its terms, except as the enforceability thereof may be limited by (1) applicable bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or similar laws in effect which affect the enforcement of creditors' rights generally or (2) general principles of equity, whether considered in a proceeding at law or in equity, (iv) no action has been taken by the Company and no event has occurred and is continuing which, with notice or lapse of time or both, would permit termination, modification or acceleration by a party thereto other than by the Company without the consent of the Company under any such Lease that is material to the Company, (v) no party has repudiated in writing any term thereof or threatened in writing to terminate, cancel or not renew any such Lease that is material to the Company, (vi) the Company has not assigned, transferred, conveyed, mortgaged or encumbered any interest in any such Lease or in any leased property subject thereto (or any portion thereof) except in connection with a Permitted Encumbrance and (vii) all payments required to be made by the Company have been paid and the Company is not otherwise in default of any material obligations under any of such Leases.

         3.10 Environmental Matters. Except as disclosed on Schedule 3.10, the Company is currently and has in the past been in material compliance with all Environmental Laws. There are no existing, and the Company is not aware of any potential or threatened, Environmental Claims against the Company. To the Company's knowledge (i) no underground or above-ground tank or other storage receptacle or pipeline for Hazardous Substances is currently or formerly located on the Company's Facilities; (ii) there have been no releases or threatened releases of Hazardous Substances on, upon or into the Company's Facilities;
(iii) there are no PCBs or asbestos located at or on the Company's Facilities; and (iv) there are no consent decrees, consents orders, judgments, judicial or administrative orders, agreements with (other than permits) or liens by, any Governmental Authority or quasi-governmental authority relating to any Environmental Laws which regulate, obligate or bind the Company.

         True and correct copies of any environmental reports, audits or assessments which have been conducted, either by or on behalf of the Company, regarding any of the Company's current or former Facilities have been made available to Parent.

         3.11 Contracts.

                  (a) Disclosure. Schedule 3.11(a) sets forth a complete and accurate list of all of the Contracts of the following categories:

                        (i) Contracts not made in the ordinary course of business which are material to the Business or the Assets;

                        (ii) License agreements or royalty agreements, whether the Company is the licensor or licensee thereunder (excluding licenses that are commonly available on standard commercial terms, such as software "shrink-wrap" licenses);

                        (iii) Confidentiality and non-disclosure agreements (whether the Company is the beneficiary or the obligated party thereunder);

                        (iv) Contracts or commitments involving future expenditures or Liabilities, actual or potential, in excess of $25,000 after the date hereof or otherwise material to the Business or the Assets;

                        (v) Contracts or commitments relating to commission arrangements with others that are material to the Business;

                        (vi) Employment contracts, consulting contracts, severance agreements, "stay-bonus" agreements and similar arrangements, including Contracts (A) to employ or terminate executive officers or other personnel and other contracts with present or former officers or directors of the Company or (B) that will result in the payment by, or the creation of any Liability of the Company, the Shareholders or Parent to pay any severance, termination, "golden parachute," or other similar payments to any present or former personnel following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement;

                        (vii) Indemnification agreements;

                        (viii) Promissory notes, loans, agreements, indentures, mortgages, deeds of trust, evidences of indebtedness, letters of credit, guarantees, or other instruments relating to an obligation to pay money, whether the Company shall be the borrower, lender or guarant or thereunder;

                        (ix) Contracts containing covenants limiting the freedom of the Company, or any officer, director, Employee or Affiliate of the Company, to engage in any line of business or compete with any Person that relates directly or indirectly to the Business;

                        (x) Any Contract with the federal, state or local government or any agency or department thereof;

                        (xi) Any Contract or other arrangement with a Related Party;

                        (xii) Leases of real property or personal property involving annual payments of more than $5,000; and

                        (xiii) Any other Contract under which the consequences of a default or termination could reasonably be expected to have a Company Material Adverse Effect, individually or in the aggregate.

         Complete and accurate copies of all of the Contracts listed on Schedule 3.11(a), including all amendments and supplements thereto, have been delivered to Parent. The Company has included as part of Schedule 3.11(a) a brief summary of the material terms of each oral Contract.

                  (b) Absence of Defaults. Except as set forth on Schedule 3.11(b), all of the Contracts set forth on Schedule 3.11(b) are valid, binding and enforceable in accordance with their terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability or (2) general principles of equity, and there is no existing material Default by the Company under the Contracts. The Company has fulfilled all of its material obligations under each of such Contracts accrued to the date of such determination. To the knowledge of the Company, all parties to such Contracts have complied in all material respects with the provisions thereof, no party is in material Default thereunder and no notice of any claim of Default has been given to the Company.

                  (c) Product Warranty. The Company has not committed any act, and there has been no omission which may result in, and there has been no occurrence which may give rise to, product liability or Liability for breach of warranty (whether covered by insurance or not) on the part of the Company, with respect to products designed, manufactured, assembled, sold, repaired, maintained, delivered or installed or services rendered prior to or on the Closing Date which could reasonably be expected to result in Liability to the Company exceeding the greater of $25,000 in the aggregate and the amount of any warranty reserve specifically established with respect thereto and included in the Financial Statements.

         3.12 No Conflict or Violation; Consents. Except as set forth on
Schedule 3.12, none of the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (a) violate or conflict with any provision of the governing documents of the Company, (b) violate, conflict with, or result in a breach of or constitute a default (with or without notice or the passage of time) under, or result in the termination of, or accelerate the performance required by, or result in a right to terminate, accelerate, modify or cancel under, or require a notice under, or result in the creation of any Encumbrance upon any of its respective assets under, any Contract, lease, sublease, license, sublicense, franchise, permit, indenture, agreement or mortgage for borrowed money, instrument of indebtedness, security interest or other arrangement to which the Company is a party or by which the Company is bound or to which any of its respective assets are subject, (c) violate any applicable Regulation or Court Order, or (d) impose any Encumbrance on any Assets or the Business. Except as set forth on Schedule 3.12, no notices to, declaration, filing or registration with, approvals or Consents of, or assignments by, any Persons (including any federal, state or local governmental or administrative authorities) are necessary to be made or obtained by the Company in connection with the execution, delivery or performance of this Agreement to which it is a party or the consummation of the transactions contemplated hereby or thereby.

         3.13 Permits. Schedule 3.13 sets forth a complete list of all material Permits of the Company, all of which are as of the date hereof, and will be as of the Closing Date, in full force and effect. The Company has, and at all times has had, all Permits required under any applicable Regulation in their operation of the Business or in their ownership of the Assets, and own or possess such Permits free and clear of all Encumbrances, except for Permitted Encumbrances. The Company is not in default, nor, to the knowledge of the Company, has the Company received any notice of any claim of default, with respect to any such Permit. Except as otherwise governed by law or as otherwise set forth on
Schedule 3.13, to the Company's knowledge, all such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees and, except as set forth on Schedule 3.13, will not be adversely affected by the completion of the transactions contemplated by this Agreement.

         3.14 Financial Statements; Books and Records.

                  (a) General. Except as contemplated by Schedule 3.14(a), the Financial Statements are complete, are in accordance with the Company's Books and Records and fairly present in all material respects the financial condition, results of operations and cash flows of the Company as of the dates and for the periods indicated thereby, in accordance with GAAP consistently applied throughout the periods covered thereby (except as otherwise expressly indicated in the notes to the Financial Statements.

                  (b) Books and Records. The Books and Records accurately and fairly reflect in all material respects the activities of the Company and the Business and have been made available at the Company's offices for Parent's inspection.

                  (c) All Accounts Recorded. The Company has not engaged in any transaction, maintained any bank account or used any corporate funds except for transactions, bank accounts or funds which have been and are reflected in the normally maintained Books and Records.

                  (d) Corporate Records. The stock records and minute books of the Company that have been made available to Parent fully reflect all minutes of meetings, resolutions and other material actions and proceedings of its Shareholders, trustees and board of directors and all committees thereof, all issuances, transfers and redemptions of capital stock of which the

Company is aware and contain true, correct and complete copies of their respective organizational documents and bylaws and all amendments thereto through the date hereof.

         3.15 Absence of Certain Changes or Events. Except as set forth on
Schedule 3.15, since the Balance Sheet Date there has not been any:

                  (a) Company Material Adverse Change;

                  (b) failure to operate the Business in the ordinary course so as to use all commercially reasonable efforts to preserve the Business and to preserve the continued services of the employees of the Company and the goodwill of suppliers, customers and others having business relations with the Company or its Representatives;

                  (c) resignation or termination of any officer, director or manager listed on Schedule 3.18(d), or any increase in the rate of compensation payable or to become payable to any officer, director or manager or Representative of the Company (other than increases in the rate of compensation as a result of general, regularly scheduled reviews), including the making of any loan to any such Person (other than normal advances or expense allowances), or the payment, grant or accrual of any bonus, incentive compensation, service award or other similar benefit to any such Person (other than pursuant to existing arrangements heretofore disclosed to Parent), or material modification, addition or contribution (other than regularly scheduled contributions) to any Employee Plan;

                  (d) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or the Assets to, or entering into of any Contract with, any Related Party except for regular compensation and normal advances or expense allowances to Employees;

                  (e) sale, assignment, license, transfer or Encumbrance of any of the Assets, tangible or intangible, singly or in the aggregate, other than in the ordinary course of business and consistent with past practice;

                  (f) new Contracts, or extensions, modifications, terminations or renewals thereof, except for Contracts entered into, modified or terminated in the ordinary course of business and consistent with past practice;

                  (g) actual or, to the knowledge of the Company, threatened, termination of any material customer account or group of accounts or actual or, to the knowledge of the Company, threatened material reduction in purchases or royalties payable by any such customer or, to the knowledge of the Company, occurrence of any event that is likely to result in any such termination or reduction;

                  (h) disposition or lapsing of any material Proprietary Rights of the Company, in whole or in part, or any disclosure of any trade secret, process or know-how to any Person not an Employee or adviser to the Company;

                  (i) change in accounting methods or practices by the Company;

                  (j) revaluation by the Company of any of the Assets, including writing off or establishing reserves with respect to Inventory, notes or accounts receivable (other than for which adequate reserves have been previously established);

                  (k) damage, destruction or loss (whether or not covered by insurance) of any property of the Company materially adversely affecting the Assets or the Business;

                  (l) declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any equity securities of the Company;

                  (m) issuance or reservation for issuance by the Company of, or commitment of it to issue or reserve for issuance, any shares of capital stock or other equity securities or obligations or securities convertible into or exchangeable for shares of capital stock or other equity securities;

                  (n) increase, decrease or reclassification of the capital stock of the Company;

                  (o) amendment of the organizational documents or bylaws of the Company;

                  (p) capital expenditure or execution of any lease or any incurring of liability therefor by the Company, involving payments or obligations in excess of $5,000 in the aggregate, except that the Company may make a capital expenditure of no more than $9,000 to modify the sprinkler system at its facilities;

                  (q) failure to pay any material obligation of the Company when due;

                  (r) cancellation of any indebtedness or waiver of any rights of substantial value to the Company, except in the ordinary course of business and consistent with past practice;

                  (s) indebtedness incurred by the Company for borrowed money or any commitment to borrow money entered into by the Company except indebtedness under any loans made or agreed to be made by the Company;

                  (t) liability incurred by the Company except in the ordinary course of business and consistent with past practice, or any increase or change in any assumptions underlying or methods of calculating any bad debt, contingency or other reserves;

                  (u) payment, discharge or satisfaction of any Liabilities of the Company, other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of Liabilities reflected or reserved against in the Financial Statements or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

                  (v) acquisition of any equity interest in any other Person; or

                  (w) agreement by the Company, directly or indirectly, to do any of the foregoing.

         3.16 Liabilities. Except as set forth on Schedule 3.16, there is no Action, pending or, to the knowledge of the Company, threatened or reasonably anticipated (i) against, relating to or affecting the Company, any of the Assets or any of their respective officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or
(iii) with respect to which there is a reasonable likelihood of a determination which would prevent the Company from consummating the transactions contemplated hereby. None of the Actions disclosed in Schedule 3.16, if adversely determined against the Company, their respective directors or officers, or any other Person could reasonably be expected to result in a loss to the Company, individually or in the aggregate, in excess of $25,000. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, the Business or any of the Assets.
Schedule 3.16 contains a complete and accurate description of all Actions since December 31, 2001 to which the Company has been a party or which relate to any of the Assets or the officers or directors of the Company as such, or any such Actions which were settled prior to the institution of formal proceedings, other than Actions brought by the Company for collection of monies owed in the ordinary course of business.

         3.17 Litigation. Except as set forth on Schedule 3.17, there is no Action, pending or, to the knowledge of the Company, threatened or reasonably anticipated (i) against, relating to or affecting the Company, any of the Assets or any of their respective officers and directors as such, (ii) which seeks to enjoin or obtain damages in respect of the transactions contemplated hereby or
(iii) with respect to which there is a reasonable likelihood of a determination which would prevent the Company from consummating the transactions contemplated hereby. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or affecting the Company, the Business or any of the Assets.

         3.18 Labor Matters.

                  (a) General. The Company is not a party to any labor agreement with respect to its Employees with any labor organization, group or association and has not experienced any attempt by organized labor or its representatives to make the Company conform to demands of organized labor relating to its Employees or to enter into a binding agreement with organized labor that would cover the Employees of the Company. There are no controversies pending or, to the knowledge of the Company, threatened between the Company and its Employees, and the Company is not aware of any facts which could reasonably result in any such controversy.

                  (b) Compliance. The Company is in compliance with all applicable Regulations respecting employment practices, terms and conditions of employment, wages and hours, equal employment opportunity, and the payment of social security and similar taxes and is not engaged in any unfair labor practice. The Company is not liable for any claims for past due wages or any penalties for failure to comply with any of the foregoing.

                  (c) Severance Obligations. Except for Company Options granted under the Company Stock Option Plans prior to the date hereof that will vest on the consummation of the Merger, the Company has not entered into any severance, "stay-bonus" or similar arrangement in respect of any present or former Employee that will result in any obligation (absolute or contingent) of Parent or the Company to make any payment to any present or former Employee following termination of employment or upon consummation of the transactions contemplated by this Agreement (whether or not employment is continued for any specified period after the Effective Time). Except as specifically provided for in this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will result in the acceleration or vesting of any other rights of any Person to benefits under any Employee Plans.

                  (d) Highly Compensated Employees. Attached hereto as Schedule 3.18(d) is a list of the names of all present Employees with total compensation expected to exceed $100,000 in 2002 and their current compensation payable by the Company. Notwithstanding any provision of this Agreement or any Schedule to the contrary, the Company represents that from and after the Effective Time no benefit or other compensation is payable to any Person identified on Schedule 3.18(d) upon the voluntary resignation of such Person from employment with Parent or the Company as a result of the occurrence of the Effective Time.

         3.19 Employee Benefit Plans.

                  (a) Schedule 3.19 hereto contains a true and complete list of each Employee Plan. The Company has delivered to Parent true and complete copies of all documents embodying or relating to the Employee Plans, including, without limitation, with respect to each Employee Plan, all amendments to the Employee Plans, and any trust or other funding arrangement.

                  (b) None of the Pension Plans is subject to the requirements of Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code. Each Pension Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code has received a determination letter from the IRS that it is so qualified, and no fact or event has occurred since the date of such determination letter that could adversely affect the qualified status of any such Pension Plan.

                  (c) Neither the Company nor any ERISA Affiliate has incurred any liability for any penalty or tax under Sections 4971, 4972, 4975, 4976, 4979, or 4980 of the Code or Section 502 of ERISA.

                  (d) Each of the Employee Plans has been maintained and operated in compliance with ERISA, the Code and its terms in all material respects.

                  (e) No Employee Plan is a Multiemployer Plan.

                  (f) No amount that could be received (whether in cash or property or the vesting of property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, officer or director of the Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Benefit Arrangement could be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

                  (g) Each of the Employee Plans which is a "welfare plan" (as defined in Section 3(1) of ERISA) (the "Welfare Plans") has at all times been in compliance with the provisions of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA and any similar applicable state laws. None of the Welfare Plans provides or promises post-retirement health or life benefits to current employees or retirees of Company, except to the extent required under any applicable state law or under
Section 601 of ERISA. Each Welfare Plan contains a procedure for amendment and termination of such plan.

                  (h) No Employee Plan is funded by a trust described in Section 501(c)(9) of the Code or subject to the provisions of Section 505 of the Code.

                  (i) Full payment of all amounts has been made to each Employee Plan which are required to be made as contributions thereto, under applicable Law or under any Employee Plan or any agreement relating to a Employee Plan as of the last day of the most recent fiscal year of such Employee Plan ended prior to the date hereof. Company has made adequate provision for reserves to meet contributions that have not been made because they are not yet due under the terms of any Employee Plan or related agreements. Benefits under all Employee Plans are as represented and have not been increased subsequent to the date as of which documents have been provided.

         3.20 Transactions with Related Parties. Except for employment agreements and other compensation arrangements and loans disclosed on Schedule 3.20, no Related Party has (a) borrowed or loaned money or other property to the Company which has not been repaid or returned, (b) any contractual relationship with or other claims, express or implied, of any kind whatsoever against the Company or (c) any interest in any property used by the Company.

         3.21 Compliance with Law. To the Company's knowledge, the Company has conducted the Business in compliance with all applicable Regulations and Court Orders, except as could not reasonably be expected to cause a Company Material Adverse Effect. The Company has not received any notice to the effect that, or has otherwise been advised that, the Company is not in compliance with any such Regulations or Court Orders, and the Company has no reason to anticipate that any existing circumstances are likely to result in any material violation of any of the foregoing.

         3.22 Intellectual Property.

                  (a) General. Schedule 3.22(a) sets forth with respect to Proprietary Rights of the Company: (i) for each trademark, tradename or service mark, whether or not registered, the date first used, the application serial number or registration number, as appropriate, the class of goods covered, the nature of the goods or services on or in connection with which such name or mark has been used, the countries in which the name or mark is used and the expiration date for each country in which a trademark has been registered, (ii) for each copyright for which registration has been sought whether or not registered, the date of creation and first publication of the work, the registration number and date of registration for each country in which a copyright application has been registered, (iii) for each mask work (if any), whether or not registered, the date of first commercial exploitation and, if registered, the registration number and date of registration, (iv) a description of all Trade Secrets that are material to the Business and (v) all such Proprietary Rights in the form of licenses. True and correct copies of all Proprietary Rights (including all pending applications, application related documents and materials and descriptions of Trade Secrets) owned, controlled or used by or on behalf of the

Company or in which the Company has any interest whatsoever have been provided or made available to Parent.

                  (b) Adequacy. The Proprietary Rights owned, controlled or used by the Company are all those necessary for the normal conduct of the Business as presently conducted and as presently contemplated.

                  (c) Ownership. The Company owns or has a valid right to use its Proprietary Rights, and such Proprietary Rights will not cease to be valid rights of the Company by reason of the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby or thereby.

                  (d) Royalties and Licenses. Except as set forth on Schedule 3.22(d), the Company has no obligation to compensate any Person for the use of any Proprietary Rights nor has the Company granted to any Person any license, option or other rights to use in any manner any of its respective Proprietary Rights, whether requiring the payment of royalties or not.

                  (e) Absence of Claims. Except as set forth in Schedule 3.17, the Company (A) has not received any notice alleging, or otherwise has no knowledge of facts that could reasonably be expected to give rise to, invalidity with respect to any of the Proprietary Rights of the Company or (B) has not received any notice of alleged infringement of any rights of others due to any activity by the Company. The use by the Company of its Proprietary Rights in its past, current and planned products and services do not and would not infringe upon or otherwise violate the valid rights of any third party in the current or planned markets for such products. No other Person (i) has notified the Company that it is claiming any ownership of or right to use any of the Proprietary Rights of the Company or (ii) to the knowledge of the Company, is infringing upon any such Proprietary Rights in any way.

                  (f) Protection of Proprietary Rights. To the Company's knowledge, all of the pending applications for Proprietary Rights of the Company have been properly filed and all other actions to protect such Proprietary Rights have been taken. The Company has taken reasonable steps necessary or appropriate (including, entering into appropriate confidentiality and nondisclosure agreements with officers, directors, subcontractors, Employees, licensees and customers in connection with the Assets or the Business) to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, the Proprietary Rights that are material to the Business. The Company has no knowledge of any breach of any such confidentiality or nondisclosure agreement by any party thereto.

         3.23 Tax Matters.

                  (a) Filing of Tax Returns. The Company has timely filed with the appropriate taxing authorities all Tax Returns required to be filed. The Tax Returns filed are complete, correct and accurate in all respects. All Taxes due and owing by the Company on or before the date hereof (whether or not shown on any Tax Return) have been paid, and to the Company's knowledge, each Shareholder has included in his or her individual Tax Return his or her respective share of the Company's income, gain, loss, deduction or credit items with respect to such Tax Returns filed by the Company. Except as set forth on Schedule 3.23(a), the Company is not the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (b) Payment of Taxes. The unpaid Taxes of the Company (i) did not, as of the Balance Sheet Date, exceed the reserve for Tax liability (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto), and (ii) will not exceed that reserve as adjusted for operations and transactions through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns. Since the Balance Sheet Date, the Company has not incurred any liability for Taxes outside the ordinary course of business or otherwise inconsistent with past custom and practice.

                  (c) Audits, Investigations or Claims. No deficiencies for Taxes of the Company have been claimed, proposed or assessed by any taxing or other governmental authority. Except as set forth on Schedule 3.23(c), there are no pending or, to the knowledge of the Company, threatened audits, assessments or other Actions for or relating to any Taxes of the Company and there are no matters under discussion with any governmental authorities, or known to the Company, with respect to Taxes that are likely to result in an additional liability for Taxes with respect to the Company. Audits of federal, state and local Tax Returns by the relevant taxing authorities have been completed for the periods set forth on Schedule 3.23(c) and, except as set forth in such Schedule, the Company has not been notified that any taxing authority intends to audit a Tax Return for any other period. Except as set forth on Schedule 3.23(c), the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. The Company has delivered or made available to Parent complete and accurate copies of all federal, state, local and foreign Tax Returns of the Company for the fiscal years ended September 30, 1997, 1998, 1999, 2000 and 2001, and complete and accurate copies of all examination reports and statements of deficiencies assessed against or agreed to by the Company since September 30, 1997.

                  (d) Lien. There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) on the Company, any of the Assets or any shares of Company Stock.

                  (e) Tax Elections. All elections with respect to Taxes affecting the Company, or the Assets, as of the date hereof are set forth on
Schedule 3.23(e). The Company has not (i) consented at any time under Section 341(f)(1) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any Assets; (ii) agreed, or is required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; (iii) made an election, or is required, to treat any Asset as owned by another Person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of Section 168 of the Code; (iv) acquired and does not own any assets that directly or indirectly secure any debt the interest on which is tax exempt under Section 103(a) of the Code; (v) has made or will make a consent dividend election under Section 565 of the Code; or (vi) made any of the foregoing elections or is required to apply any of the foregoing rules under any comparable state or local Tax provision.

                  (f) Tax Sharing Agreements. There are no Tax-sharing agreements or similar arrangements (including indemnity arrangements) with respect to or involving the Company, the Assets or the Business and, after the Closing Date, none of the Company, the Assets or the Business shall be bound by any Tax-sharing agreements or similar arrangements or have any Liability thereunder for amounts due in respect of periods prior to the Closing Date.

                  (g) Partnerships, Single Member LLCs, CFCs and PHCs. The Company (i) has no interest in and is not subject to any joint venture, partnership, trust, co-tenancy or other arrangement or contract which is treated as a partnership for federal income tax purposes, (ii) does not own a single member limited liability company which is treated as a disregarded entity, (iii) is not a shareholder of a "controlled foreign corporation" as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) and
(iv) is not a "personal holding company" as defined in Section 542 of the Code (or any similar provision of state, local or foreign law).

                  (h) Withholding. The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party. The Company has properly requested, received and retained all necessary exemption certificates and other documentation supporting any claimed exemption or waiver of Taxes on sales or other transactions for which the Company would have been obligated to collect or withhold Taxes. The transactions contemplated herein are not subject to the tax withholding provisions of Section 3406 of the Code, or of Subchapter A of Chapter 3 of the Code or of any other provision of law.

                  (i) USRPC. The Company is not and has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in section 897(c)(1)(A)(ii) of the Code.

                  (j) Other Entity Liability. None of the Company, any of its respective predecessors or affiliates of any of them has any Liability for the Taxes of any other Person (other than Taxes of the Company) under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local law), as a transferee or successor, by contract or otherwise.

                  (k) Permanent Establishment. The Company does not have, and has not had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                  (l) S Corporation. The Company is, and has been at all times since its formation, an "S Corporation" (within the meaning of Section 1361(a) of the Code) for which a valid election under Section 1362 of the Code has been in effect (and which has also been in effect for state Tax purposes), and the Company will be a validly electing S corporation up to and including the day before the Closing Date. Schedule 3.23(l) identifies each subsidiary of the Company that is a "qualified subchapter S subsidiary" within the meaning of
Section 1361(b)(3)(B) of the Code, and each subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date. The Company would not be liable for any Tax under Section 1374 of the Code (or any comparable provision of state or local Tax law) if its assets (or the assets of any qualified subchapter S subsidiary) were sold for their fair market value as of the Closing Date. The Company has not, in the past 10 years, (i) acquired assets from another corporation in a transaction in which the Company's Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor or (ii) acquired the stock of any corporation which is a qualified subchapter S subsidiary.

                  (m) Spin-Offs. The Company has not distributed the stock of any corporation in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997, and the stock of the Company has not been distributed in a transaction satisfying the requirements of Section 355 of the Code since April 16, 1997.

         3.24 Tax-Free Reorganization.

                  (a) Assets. At the Effective Time, the Company will hold at least 90 percent of the fair market value of its net assets and at least 70 percent of the fair market value of its gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting Shareholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is part, and amounts distributed by the Company to Shareholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time.

                  (b) Business. The Company currently conducts a business. Such business is the Company's "historic business" within the meaning of Treasury Regulations Section 1.368-1(d), and no assets of the Company have been sold, transferred, or otherwise disposed of that would prevent Parent from continuing the "historic business" of the Company or from using a "significant portion" of the Company's "historic business assets" in a business following the Merger, as such terms are used in Treasury Regulations Section 1.368-1(d).

                  (c) Redemptions and Distributions. Neither the Company nor any person related to the Company within the meaning of Treasury Regulations Sections 1.368-1(e)(3), (e)(4) and (e)(5) has purchased, redeemed or otherwise acquired, or made any distributions with respect to, any of the Company's stock prior to or in contemplation of the Merger, or otherwise as part of a plan of which the Merger is a part.

                  (d) Continuity of Interest. As of the Effective Time, the portion of the Merger Shares not deposited into the Escrow Fund pursuant to
Section 2.6(h) of this Agreement shall have a value of not less than fifty percent (50%) of the aggregate value as of such time of such Merger Shares and the maximum amount of the Earn-Out Payment payable to the Shareholders pursuant to Section 2.6(i) of this Agreement.

                  (e) Investment Company. The Company is not an investment company, as defined in Sections 368(a)(2)(F)(iii) and (iv) of the Code.

                  (f) Title 11. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code.

                  (g) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent or Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

                  (h) Liabilities. The liabilities of the Company assumed by Merger Sub and the liabilities to which the transferred assets are subject were incurred by the Company in the ordinary course of its business.

                  (i) Value of Transferred Assets. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

         3.25 Insurance. Schedule 3.25 contains a complete and accurate list of all policies or binders of insurance (showing as to each policy or binder the carrier, policy number, coverage limits, expiration dates, annual premiums, a general description of the type of coverage provided and any pending claims thereunder) of which the Company is the owner, insured or beneficiary. To the Company's knowledge, all of such policies are sufficient for (i) compliance with all Regulations applicable to the Company, the Business or the Assets and all of the Contracts, and (ii) providing replacement cost insurance coverage for all of the Assets, Fixtures and Equipment and all leasehold improvements. The Company is not in material default under any such policies or binders, or has not failed to give any notice or to present any material claim under any such policy or binder in a due and timely fashion. There are no facts known to the Company upon which an insurer might be justified in reducing or denying coverage or increasing premiums on existing policies or binders. There are no outstanding unpaid claims under any such policies or binders. Such policies and binders are in full force and effect on the date hereof and shall be kept in full force and effect by the Company through the Closing Date.

         3.26 Accounts Receivable. The accounts and notes receivable reflected in the Balance Sheet, and all accounts or notes receivable arising since the Balance Sheet Date, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date of recording thereof, and, to the Company's knowledge, all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements in all material respects. Except to the extent of any reserves provided for in the Books and Records, to the Company's knowledge all such accounts and notes receivable represent enforceable claims (subject to applicable bankruptcy and insolvency laws) at the aggregated recorded amounts or that any such accounts and are not subject to any defense, counterclaim or set-off.

         3.27 Inventory. To the knowledge of the Company, the Inventory as of June 30, 2002 (as prepared by Damitz, Brooks, Nightingale, Turner & Morissette, Certified Public Accountants) and the specific items acquired or manufactured subsequent to December 31, 2001, consists only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to net realizable market value, or for which adequate reserves have been provided (in each instance, on the financial statements dated as of June 30, 2002, prepared by Damitz, Brooks, Nightingale, Turner & Morissette, Certified Public

Accountants), and the present quantity of all Inventory is reasonable in the present circumstances of the Business.

         3.28 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate of all Contracts for the purchase of Inventory by the Company and its Subsidiaries, other than in the ordinary course of business, does not exceed $10,000. No outstanding purchase or outstanding lease commitment of the Company presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price materially in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Company's business. There are outstanding no pending obligations to lease real property in addition to those identified on
Schedule 3.8(c).

         3.29 Suppliers. Schedule 3.29 sets forth a complete and accurate list of the names and addresses of the ten (10) suppliers with the greatest dollar volume of sales to the Company during the current fiscal year, showing the approximate total purchases in dollars by the Company from each such supplier during such fiscal year. Since the Balance Sheet Date, there has been no Company Material Adverse Change in the business relationship of the Company with any supplier named on Schedule 3.29. The Company has not received any written communication from any supplier named on Schedule 3.29 of any intention to return, terminate or materially reduce purchases from or supplies to the Company.

         3.30 Brokers; Transaction Costs. Except as set forth on Schedule 3.30, the Company has not entered into and will not enter into any contract, agreement, arrangement or understanding with any Person which will result in the obligation of Parent or the Company to pay any finder's fee, brokerage commission, legal, accounting, or similar payment in connection with the transactions contemplated hereby.

         3.31 No Other Agreements to Sell the Company or the Assets. The Company has no legal obligation, absolute or contingent, to any other Person to sell the Assets (other than Inventory in the ordinary course of business) or to sell any capital stock of the Company or to effect any merger, consolidation or other reorganization of the Company or to enter into any agreement with respect thereto, except pursuant to or as contemplated in this Agreement.

         3.32 Foreign Corrupt Practices Act. To the Company's knowledge, none of the Company, or any agent, employee or other Person associated with or acting on behalf of the Company has, directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns from corporate funds, violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment.

         3.33 Financial Projections; Operating Plan. The Company has made available to Parent certain financial projections with respect to the Business which projections were prepared for internal use only. The Company makes no representation or warranty regarding the accuracy of such projections or as to whether such projections will be achieved, except that the Company represents and warrants that such projections were prepared in good faith and are based on assumptions believed by it to be reasonable as of the date such projections were made.

         3.34 Approvals. Schedule 3.34 contains a list of all material approvals or consents relating to the business conducted by the Company which are required to be given to or obtained by the Company from any Person in connection with the consummation of the transactions contemplated by this Agreement.

         3.35 Takeover Statutes. To the Company's knowledge, no Takeover Statute applicable to the Company is applicable to the Merger or the transactions contemplated hereby.

         3.36 Material Misstatements or Omissions. No representations or warranties by the Company in this Agreement or in any document, written information, exhibit, statement, certificate or schedule heretofore or hereinafter furnished by the Company or any of its Representatives to Parent or Merger Sub pursuant hereto, or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading.

                                   ARTICLE 4
             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

         As an inducement of the Company and each of the Shareholders to enter into this Agreement, Parent represents and warrants to the Company as follows, which representations and warranties are, as of the date hereof, and will be, as of the Closing Date, true and correct:

         4.1 Organization. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Parent has full corporate power and authority to conduct its business as it is presently being conducted. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which such qualification is necessary under applicable law as a result of the conduct of its business or the ownership of its properties and where the failure to be so qualified could reasonably be expected to have a Material Adverse Effect on Parent. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub has not engaged in any business (other than in connection with this Agreement and the transactions contemplated hereby) since the date of its incorporation.

         4.2 Capitalization.

                  (a) Parent has authorized under its Certificate of Incorporation 35,000,000 shares of Parent Stock and 5,000,000 shares of preferred stock, par value $0.01 per share, of which, as of June 30, 2002, 14,334,836 shares of Parent Stock and no shares of preferred stock were issued and outstanding. Parent has no other stock authorized, issued or outstanding.

                  (b) As of June 30, 2002, there were 2,962,215 outstanding options granted under the Parent Stock Option Plans (the "Parent Options") and outstanding warrants to purchase 1,218,552 shares of Parent Stock (the "Parent Warrants").

                  (c) Except for the Parent Options and Parent Warrants, there are no outstanding options, warrants, convertible securities or rights of any kind to purchase or otherwise acquire any shares of capital stock or other securities of Parent. Except as set forth above, no shares of capital stock of Parent are reserved for issuance.

                  (d) The Merger Shares to be issued pursuant to the terms of this Agreement have been duly authorized and, when issued in accordance with the terms hereof, will be validly issued, fully paid and nonassessable.

                  (e) The authorized capital stock of Merger Sub consists of 1,000 shares of common stock, no par value, of which 100 shares are issued and outstanding. All of such outstanding shares are owned by Parent, and all such shares are validly issued, fully paid and non-assessable.

         4.3 Authorization. Each of Parent and Merger Sub has all necessary corporate power and authority to enter into this Agreement and has taken all action necessary to consummate the transactions contemplated hereby and thereby and to perform its respective obligations hereunder and thereunder. This Agreement has been duly executed and delivered by each Parent and Merger Sub, and this Agreement is a valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except that enforceability may be limited by the effect of (a) bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights of creditors or (b) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

         4.4 Tax-Free Reorganization.

                  (a) Intention Regarding Parent Stock. Except with respect to
(i) open-market purchases of Parent's stock pursuant to a general stock repurchase program of Parent that has not been created or modified in connection with the Merger, (ii) repurchases in the ordinary course of business of unvested shares, if any, acquired from terminated employees or (iii) payments of cash in lieu of the issuance of fractional shares, neither Parent nor any person related to Parent within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and
(e)(5) has any plan or intention to redeem or otherwise acquire any of the stock of Parent issued to the Shareholders pursuant to this Agreement following the Merger.

                  (b) Acquisitions of Company Shares. Neither Parent nor, to the knowledge of Parent, any person related to Parent (within the meaning of Treas. Reg. Sections 1.368-1(e)(3), (e)(4) and (e)(5)) has acquired any Company Stock in contemplation of the Merger or otherwise as part of a plan of which the Merger is part.

                  (c) Control. Parent has no plan or intention to cause the Surviving Corporation, after the Merger, to issue additional shares of Surviving Corporation Stock that would result in Parent losing control of the Surviving Corporation within the meaning of Section 368(c) of the Code.

                  (d) Intention Regarding the Surviving Corporation. Except for transfers of stock and assets described in Treas. Reg. Section 1.368-2(k) or transfers of Surviving

Corporation Stock to another subsidiary controlled by Parent within the meaning of Code Section 368(c), Parent has no plan or intention to liquidate the Surviving Corporation; to merge the Surviving Corporation with or into another corporation; to sell or otherwise dispose of the stock of the Surviving Corporation; or, except for dispositions made in the ordinary course of business, to cause the Surviving Corporation to sell or otherwise dispose of any of its assets.

                  (e) Business. Assuming the accuracy of the Company's representation contained in Section 3.24(b), Parent will cause the Surviving Corporation to continue the Company's historic business or use a significant portion of the Company's historic business assets in a business. For purposes of this representation, Parent will be deemed to satisfy the foregoing representation if (a) the members of Parent's qualified group (as defined in Treas. Reg. Section 1.368-1(d)(4)(ii)), in the aggregate, continue the historic business of the Company or use a significant portion of the Company's historic business assets in a business, or (b) the foregoing activities are undertaken by a partnership as contemplated by Treas. Reg. Section 1.368-1(d)(4) (provided, however, that in the event that Section 3.24(b) is or has been breached, this
Section 4.4(e) shall not be considered to be or have been breached).

                  (f) Investment Company. Neither Parent nor Merger Sub is an investment company as defined in Section 368(a)(2)(F)(iii) and (iv) of the Code.

                  (g) Assets. Assuming the accuracy of the Company's representation contained in Section 3.24(a), at the Effective Time, the Surviving Corporation will hold at least 90 percent of the fair market value of the Company's net assets and at least 70 percent of the fair market value of the Company's gross assets and at least 90 percent of the fair market value of Merger Sub's net assets and at least 70 percent of the fair market value of Merger Sub's gross assets held immediately prior to the Effective Time. For purposes of this representation, amounts paid by the Company to dissenting the Shareholders, amounts used by the Company to pay Merger expenses, amounts paid by the Company to redeem stock, securities, warrants or options of the Company as part of any overall plan of which the Merger is a part, and amounts distributed by the Company to Shareholders (except for any regular, normal dividends) as part of an overall plan of which the Merger is a part, including, but not limited to, any indebtedness owed by the Shareholders to the Company that is forgiven as part of an overall plan of which the Merger is a part, in each case will be treated as constituting assets of the Company immediately prior to the Effective Time (provided, however, that in the event that Section 3.24(a) is or has been breached, this Section 4.4(g) shall not be considered to be or have been breached).

                  (h) Intercorporate Indebtedness. At the Effective Time, there will be no intercorporate indebtedness existing between Parent or Merger Sub and the Company that was issued or acquired, or will be settled, at a discount.

                  (i) Expenses. In the Merger, no liabilities of the Shareholders of the Company will be assumed by Parent, and Parent will not assume any liens, encumbrances or any similar liabilities relating to any Company Stock acquired by Parent in the Merger.

                  (j) Value of Transferred Assets. The fair market value of the assets of the Company transferred to Merger Sub will equal or exceed the sum of the liabilities assumed by Merger Sub, plus the amount of liabilities, if any, to which the transferred assets are subject.

         4.5 SEC Reports; Financial Statements.

                  (a) Parent filed with the Securities and Exchange Commission (the "SEC") all reports, forms, schedules and statements and other documents required to be filed by it since Parent's Form 10-K for the fiscal year ended March 31, 2002 (the "PARENT SEC REPORTS") which complied at the time of filing in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), each law as in effect on the dates such forms reports and documents were filed. None of such Parent SEC Reports, including any financial statements or schedules included or incorporated by reference therein, contained when filed any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein in light of the circumstances under which they were made not misleading, except to the extent superseded by a Parent SEC Report filed subsequently and prior to the date hereof. The audited and any unaudited consolidated financial statements of Parent included in the Parent SEC Reports fairly present in conformity in all material respects with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto and except for the absence of footnotes in the unaudited financial statements), the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended (subject, in the case of any interim financial statements, to normal year-end adjustments).

                  (b) Parent has delivered to the Company copies of an unaudited balance sheet of Parent and the related statement of earnings dated as of August 2, 2002 for the quarter ended June 30, 2002, which have been prepared in all material respects in accordance with United States generally accepted accounting principles consistently applied, and fairly present the financial condition of Parent as of June 30, 2002 and the results of its operations for the period covered thereby (subject to normal year-end adjustments and except that such financial statements do not contain all required footnotes) (the "PARENT INTERIM FINANCIAL STATEMENTS").

                  (c) Except as disclosed in the Parent Interim Financial Statements, no change in the business, assets, liabilities, condition (financial or other), or results of operations of Parent has occurred between the date of filing of the SEC Reports filed prior to the date hereof with the SEC and the date hereof that would cause such SEC Reports, including the financial and schedules included or incorporated by reference therein, to contain, as of the date hereof, any untrue statement of a material fact or to omit to state a material fact that would be required to be stated or incorporated by reference therein or that would be necessary in order to make the statements contained therein, as of the date hereof, not misleading.

         4.6 Information Supplied. None of the information with respect to Parent supplied in writing by Parent or Merger Sub or otherwise approved by
Parent for inclusion in the Information Statement will, at the date mailed or furnished to Shareholders of the Company in connection with obtaining approval of the Merger, this Agreement and the Ancillary Agreements contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein in light of the circumstances under which they are made not misleading.

         4.7 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents, and approvals as may be required under applicable requirements of state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the CGCL, no filing with or notice to, and no permit authorization consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Merger Sub of this Agreement or any of the other Ancillary Agreements to which it is a party or the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement or any of the other Ancillary Agreements to which it is a party by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the respective Certificate or Articles of Incorporation or bylaws (or similar governing documents) of Parent or Merger Sub or any of Parent's other subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub or any of Parent's other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of Parent's other subsidiaries or any of their respective properties or assets.

         4.8 No Prior Activities of Merger Sub. Except for obligations incurred in connection with its incorporation or organization or the negotiation and consummation of this Agreement and each of the other Ancillary Agreements to which it is a party, and the transactions contemplated hereby and thereby, Merger Sub has neither incurred any obligation or liability nor engaged in any business or activity of any type or kind whatsoever or entered into any agreement or arrangement with any person.

                                   ARTICLE 5
                         ACTIONS BY THE COMPANY, PARENT
                       AND MERGER SUB PRIOR TO THE CLOSING

         The Company, Parent and Merger Sub, each as indicated below, covenant as follows for the period from the date hereof through the Closing Date:

         5.1 Conduct of Business. From the date hereof through the Closing, the Company shall, except as otherwise expressly contemplated by this Agreement, or as consented to by Parent in writing which consent shall not be unreasonably withheld or delayed, operate the Business solely in the ordinary course of business and in accordance with past practice and will not, in any event, take any action inconsistent with this Agreement or the consummation of the Closing. Without limiting the generality of the foregoing, the Company shall not, except as specifically contemplated by this Agreement or as consented to by Parent in writing:

                  (a) incur any indebtedness for borrowed money, or assume, guarantee, endorse (other than endorsements for deposit or collection in the ordinary course of business), or otherwise become responsible for obligations of any other Person in excess of $25,000.

                  (b) issue (except pursuant to Company Options outstanding on the date of this Agreement and disclosed on Schedule 3.2(b)) or commit to issue any shares of its capital stock or any other securities or any securities convertible into shares of its capital stock or any other securities, including, without limitation, any options to acquire capital stock;

                  (c) declare, pay or incur any obligation to pay any dividend on its capital stock or declare, make or incur any obligation to make any distribution or redemption with respect to capital stock;

                  (d) make any change to the Company's Certificate of Incorporation or Bylaws;

                  (e) mortgage, pledge or otherwise encumber any Assets or sell, transfer, license or otherwise dispose of any Assets except for the sale of Inventory to customers in the ordinary course of business and consistent with past practice;

                  (f) cancel, release or assign any indebtedness owed to it or any claims or rights held by it except in the ordinary course of business and consistent with past practice;

                  (g) make any investment or commitment of a capital nature either by purchase of stock or securities, contributions to capital, property transfer or otherwise, or by the purchase of any property or assets of any other Person in excess of $5,000;

                  (h) terminate any material Contract or make any change in any material Contract;

                  (i) (i) enter into or modify any employment Contract, (ii) pay any compensation to or for any Employee, officer or director other than in the ordinary course of business and pursuant to existing employment arrangements,
(iii) pay or agree to pay any bonus, incentive compensation, service award, severance, "stay bonus" or other like benefit not in the ordinary course of business consistent with past practice, (iv) establish, enter into or modify any Employee Plan, (v) modify the Company Stock Option Plans, or (vi) accelerate the vesting of any Company Options;

                  (j) enter into or modify any Contract or other arrangement with a Related Party;

                  (k) make any change in any method of accounting or accounting practice;

                  (l) fail to comply with all Regulations applicable to the Assets (except as could not reasonably be expected to result in a Company Material Adverse Effect) and the Business consistent with past practices;

                  (m) fail to use its commercially reasonable efforts to (i) maintain the Business except for ordinary wear and tear, (ii) retain the Employees so that such Employees will remain available to the Surviving Corporation on and after the Closing Date, (iii) maintain existing relationships with material suppliers and customers and others having business dealings with

Parent and (iv) otherwise to preserve the goodwill of the Business so that such relationships and goodwill will be preserved on and after the Closing Date;

                  (n) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settle or compromise any claim, notice, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

                  (o) commence any Action or other legal proceeding;

                  (p) do any other act which would cause any representation or warranty of the Company or Shareholders in this Agreement to be or become untrue in any material respect or that is not in the ordinary course of business consistent with past practice; or

                  (q) directly or indirectly take, agree to take or otherwise permit to occur any of the actions described in Section 5.1(a) through Section 5.1(p).

Notwithstanding the foregoing, nothing in this Section 5.1 shall prohibit the Company from taking any action or omitting to take any action as required or as contemplated by this Agreement.

         5.2 Access by Parent. Subject to the Non-Disclosure Agreement, from the date hereof through the Closing Date, the Company shall, and shall cause the Company's officers, Employees and Representatives to, afford the Representatives of Parent and those of its lenders access upon reasonable notice and at all reasonable times to its Business for the purpose of inspecting the same, and to its officers, Employees and Representatives, properties, Books and Records, Contracts and other Assets, and shall furnish Parent and its Representatives and those of its lenders, upon reasonable notice and in a timely manner, all financial, operating and other data and information as Parent or its affiliates, through their respective Representatives, may reasonably request.

         5.3 Notification of Certain Matters. The Company shall give prompt notice to Parent of (i) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any representation or warranty of the Company contained in this Agreement to be untrue or inaccurate in any material respect and (ii) any material failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement or to satisfy any condition. The Company shall promptly notify Parent of any Default, the threat or commencement of any Action, or any development that occurs before the Closing that could reasonably be expected to result in a Company Material Adverse Effect.

         5.4 No Mergers, Consolidations, Sale of Stock, etc. The Company shall not, directly or indirectly, through any Representative or otherwise, (a) solicit or encourage any inquiries or proposals or enter into or continue any discussions, negotiations or agreements relating to (i) the sale or exchange of the Company's capital stock, (ii) the merger of the Company with, or the direct or indirect disposition of a significant amount of the Assets or the Business to, any Person other than Parent or (iii) other than in the ordinary course of Business, the licensing of the Company's Proprietary Rights to any Person or (b) provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. The Company hereby represents that the Company is not now engaged in discussions or negotiations with any party other than Parent with respect to any transaction of the kind described in clauses (a) (i) through (a) (iii) of the preceding sentence (a "PROPOSED ACQUISITION TRANSACTION"). The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which it is a party. The Company shall (w) immediately notify Parent (orally and in writing) if any offer is made, any discussions or negotiations are sought to be initiated, any inquiry, proposal or contact is made or any information is requested with respect to any Proposed Acquisition Transaction, (x) promptly notify Parent of the terms of any proposal which it may receive in respect of any such Proposed Acquisition Transaction, including, without limitation, the identity of the prospective purchaser or soliciting party, (y) promptly provide Parent with a copy of any such offer, if written, or a written summary (in reasonable detail) of such offer, if not in writing, and (z) keep Parent informed of the status of such offer and the offeror's efforts and activities with respect thereto.

         5.5 Company Shareholder Approval. The Company agrees that promptly following execution of this Agreement by the parties hereto, the Company shall prepare and submit to the Shareholders the Information Statement and a written consent in lieu of a meeting of such Shareholders (a) approving the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and (b) expressly waiving any dissenters' appraisal or similar remedy available under the CGCL or other applicable law.

         5.6 Company's Auditors. The Company will use commercially reasonable efforts to cause its management and the Company's independent accountants, Damitz, Brooks, Nightingale, Turner, and Morissette, to facilitate on a timely basis (i) the preparation of financial statements (including pro forma financial statements if required) as required by Parent to comply with applicable SEC regulations and (ii) the review of any Company or predecessor audit work papers, including, as applicable, the review of selected interim financial statements and data.

         5.7 Closing Date. Each party to this Agreement shall use all reasonable commercial efforts to cause the Closing to occur on or before August 30, 2002.

         5.8 Takeover Statutes. If any Takeover Statute is or may become applicable to the transactions contemplated hereby, the Board of Directors of the Company will grant such approvals and take such actions as are necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate the effects of any Takeover Statute on any of the transactions contemplated hereby.

         5.9 Further Assurances. Upon the terms and subject to the conditions contained herein, the parties agree, in each case both before and after the Closing, (i) to use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including fulfillment of the conditions set forth in Article 6 hereof, (ii) to use their respective commercially reasonable efforts to cause the Merger to qualify, and will not take any actions which to their knowledge could reasonably be expected to prevent the Merger from qualifying, as a reorganization under the provisions of
Section 368(a) of the Code, (iii) to execute any documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder and thereunder and (iv) to cooperate with each other in connection with the foregoing. Without limiting the foregoing, the parties agree to use their respective reasonable commercial efforts (A) to obtain any necessary Consents, (B) to give all notices to, and make all registrations and filings with third parties, including submissions of information requested by governmental authorities and (C) to fulfill all other conditions to this Agreement. Notwithstanding the foregoing, (x) no amendment or modification shall be made to any Contract to obtain any required Consent without the prior written consent of Parent and (y) no party hereto or any of their respective Affiliates shall be required to sell, transfer, divest or otherwise dispose of any of its respective business, assets or properties in connection with this Agreement or any of the transactions contemplated hereby. Each party shall deliver customary closing certificates and representations for the purpose of facilitating delivery of the opinions of counsel and the outside independent accountants contemplated by this Agreement.

         5.10 Termination of 401(k) Plan and Company Stock Option Plans. Prior to the Closing, the Company shall take all action necessary to, at the Closing,
(a) terminate the Company's 401(k) Plan and allow employees to receive distribution of their accounts thereunder to the extent permitted by ERISA and
(b) terminate the Company Stock Option Plans.

                                   ARTICLE 6
                     CONDITIONS TO THE COMPANY'S OBLIGATIONS

           The obligations of the Company to effect the Merger and complete the related transactions contemplated by this Agreement are subject, to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         6.1 Representations, Warranties and Covenants. All representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects (without regard to any materiality qualifier contained therein) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and Parent and Merger Sub shall have performed in all material respects all agreements and covenants required hereby to be performed by it prior to or at the Closing Date (without regard to any materiality qualifier contained therein). There shall be delivered to the Company a certificate of Parent, signed by its President, and Merger Sub, signed by its President, to the foregoing effect ("Parent Closing Certificate").

         6.2 Consents. All Consents, approvals and waivers from governmental authorities necessary to permit consummation of the Merger as contemplated hereby shall have been obtained and all approvals required under any Regulations to permit Parent and Merger Sub to carry out the transactions contemplated by this Agreement shall have been obtained. All required approvals, if any, under United States federal and state securities laws and regulations shall have been obtained.

         6.3 No Court Orders. There shall not be any Regulation or Court Order that makes the transactions contemplated hereby illegal or otherwise prohibited.

         6.4 Closing Documents. Parent shall have delivered to the Shareholder Agent the documents and other items described in Section 8.2 and such other documents and items as the Company may reasonably require.

         6.5 Material Adverse Change. There shall not have been any Material Adverse Change with respect to Parent between the first date as of which this Agreement has been executed by all parties hereto and the Closing Date.

         6.6 Employment Agreements; Grant of Parent Options. Parent shall have executed and delivered to Carol Ann Demachkie, Pavel Laptev, Valery Feltmetsger, Greg Ballou and James Webb each an Employment Agreement regarding the terms of such individual's employment by Parent or one of its Subsidiaries, and Pavel Laptev, Valery Feltmetsger, Greg Ballou and James Webb shall have executed his respective Employment Agreement, and each such Employment Agreement shall provide for a grant of options to purchase shares of Parent Stock under Parent's 1998 Equity Participation Plan pursuant to Parent's standard form of stock option agreement. The number of options to purchase Parent Stock and shares of restricted Parent Stock granted to each such individual shall be set forth in each Employment Agreement.

         6.7 Consulting Agreement. Parent shall have executed and delivered the Consulting Agreement to Carole Clarke.

         6.8 Registration Rights Agreement. Parent shall have entered into the Registration Rights Agreement.

                                   ARTICLE 7
               CONDITIONS TO PARENT'S AND MERGER SUB'S OBLIGATIONS

         The obligations of Parent and Merger Sub to effect the Merger and complete the related transactions contemplated by this Agreement are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:

         7.1 Representations, Warranties and Covenants. All representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects (without regard to any materiality qualifier contained therein) at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date, and the Company shall have performed in all material respects all agreements and covenants required hereby to be performed prior to or at the Closing Date (without regard to any materiality qualifier contained therein). There shall be delivered to Parent a certificate of the Company signed by its President (the "Company Closing Certificate") to the foregoing effect.

         7.2 Consents. All Consents, approvals and waivers from governmental authorities and other parties necessary to permit consummation of the Merger as contemplated hereby and for the operation of the Business after the Closing (including all required third party consents under the Contracts) shall have been obtained. Parent shall be satisfied that all approvals required under any Regulations to permit the Company to carry out the transactions contemplated by this

Agreement shall have been obtained. All required approvals, if any, under United States federal and state securities laws and regulations shall have been obtained.

         7.3 No Actions or Court Orders. No Action by any court, governmental authority or other Person shall have been instituted or threatened which questions the validity or legality of the transactions contemplated hereby. There shall not be any Regulation or Court Order that makes the acquisition of the Company Stock contemplated hereby illegal or otherwise prohibited or that otherwise may have a Company Material Adverse Effect.

         7.4 Closing Documents. The Company and/or the Shareholders, as the case may be, shall have delivered to Parent the documents and other items described in Section 8.1 and such other documents and items as Parent may reasonably require.

         7.5 Exemption under Federal and State Securities Laws. Parent shall be satisfied in its sole discretion that the issuance of shares of Parent Stock in the Merger will not violate any United States federal or state securities laws and the Shareholders shall have executed and delivered to Parent all documents necessary to allow Parent to make such determination.

         7.6 Shareholder Consent. The Merger shall have been approved by Shareholders owning at least ninety-eight percent (98%) of the outstanding shares of Company Stock, and the Company shall have taken all other actions related to the due authorization of the Merger as may be required under the CGCL the ("SHAREHOLDER CONSENT").

         7.7 Tax Matters. The Company shall have provided Parent with (i) all forms, certificates and/or other instruments required to pay the transfer and recording taxes and charges arising from the transactions contemplated by this Agreement, (ii) a clearance certificate or any other document (including, without limitation, a properly executed statement in a form reasonably acceptable to Parent that satisfies Parent's obligations under Treasury Regulation Section 1.1445-2(c)(3)) which may be required by any taxing authority to relieve Parent of any obligation to withhold any portion of the payments to the Shareholders pursuant to this Agreement, and (iii) the aggregate tax basis of the Shareholders in their Company Stock as of the Effective Time.

         7.8 Material Adverse Change. There shall not have been any Company Material Adverse Change between the first date as of which this Agreement has been executed by all parties hereto and the Closing Date.

         7.9 Appraisal Rights. Those Shareholders (if any) who have asserted any appraisal rights under the CGCL do not hold more than two percent (2.0%) of the outstanding shares of Company Stock.

         7.10 Other Agreements. Each of the Shareholders shall have entered into the Registration Rights Agreement and each of the Company's employees who are to be employed with Parent shall have entered into a Proprietary Information and Inventions Agreement.

                                    ARTICLE 8
                                     CLOSING

         On the Closing Date:

         8.1 Deliveries by the Company and the Shareholders to Parent. The Company and each Shareholder, as applicable, shall deliver (or cause to be delivered) to Parent:

                  (a) any Consents required hereunder to be obtained by the Company;

                  (b) the Company Closing Certificate;

                  (c) the certificates and documents described in Section 7.7 and Section 7.10;

                  (d) the Shareholder Consent;

                  (e) the Ancillary Agreements; and

                  (f) all share certificates representing the shares of Company Stock to be canceled in connection with the Merger.

         8.2 Deliveries by Parent. Parent shall deliver to the Company, the Shareholders, and the Escrow Agent, as applicable:

                  (a) any Consents required to be obtained by Parent;

                  (b) the Parent Closing Certificate;

                  (c) the Ancillary Agreements;

                  (d) the Merger Shares to be issued to the Shareholders as provided for herein; and

                  (e) all share certificates representing the shares of Company Stock to be canceled in connection with the Merger.

                                    ARTICLE 9
                                 INDEMNIFICATION

         9.1 Survival of Representations, etc.

                  (a) Indemnification of Parent Indemnified Parties. Subject to the conditions, limitations, and other provisions of this Article 9, from and after the Closing, Parent, its Affiliates, and each of their respective officers, directors, employees, stockholders and agents ("PARENT INDEMNIFIED PARTIES") may seek indemnification from, and shall have the right to be indemnified out of, the Escrow Fund for any and all direct damages, loss, liability and expense (including, without limitation, reasonable expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit of proceeding), but shall exclude any consequential, punitive, exemplary or similar non-compensatory damages (such direct damages, losses, liabilities and expenses, collectively "DAMAGES") incurred or sustained by the Parent Indemnified Parties arising out of any breach of any representation and warranty or covenant of the Company hereunder for which a Claim Notice is delivered to the Escrow Agent and the Shareholder Agent prior to the one year anniversary of the Closing Date; provided, however, that any claim based on Section 3.23 (Taxes) or Section 9.3 (Tax Indemnification) or relating to Damages arising out of, in connection with or relating to any breach or nonperformance of any covenant, agreement or undertaking relating to Tax matters shall survive until the end of the applicable statute of limitations (including any extensions thereof) (the "SURVIVAL PERIOD"). The term "Damages" as used in this Section 9.1 is not limited to matters asserted by third parties against Parent Indemnified Parties, but includes Damages incurred or sustained by such persons in the absence of third party claims.

                  (b) The Parent Indemnified Parties' right of indemnification pursuant to this Section 9.1 shall not be effective until the aggregate dollar amount of all Damages for which Claim Notices are delivered pursuant to Section 9.1(d), below, prior to the expiration of the Survival Period, exceeds Fifteen Thousand Dollars ($15,000) (the "THRESHOLD AMOUNT"), at which point such obligations shall be effective as to the entire amount of such Damages, including the Threshold Amount, subject to the limitation in Section 9.1(c); and
(ii) thereafter shall be effective only until the dollar amount paid in respect of the Damages indemnified against under this Section 9.1 aggregates to an amount equal to the Escrow Amount.

                  (c) NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, (i) THE SOLE AND EXCLUSIVE REMEDY FOR ANY PARENT INDEMNIFIED PARTY BY REASON OF ANY DAMAGES ALLEGED TO HAVE BEEN SUFFERED BY REASON OF ANY ACTUAL OR ALLEGED BREACH BY THE COMPANY OF ANY REPRESENTATION, WARRANTY, OR COVENANT HEREUNDER SHALL BE TO ASSERT A CLAIM FOR INDEMNIFICATION AGAINST THE ESCROW FUND PURSUANT TO THIS ARTICLE 9, (ii) THE SOLE AND EXCLUSIVE SOURCE OF PAYMENT OF DAMAGES SUFFERED BY REASON OF ANY SUCH BREACHES SHALL BE THE ESCROW FUND, AND
(iii) IN NO EVENT SHALL THE COMPANY OR ANY SHAREHOLDER, OFFICER, DIRECTOR, OR EMPLOYEE OF THE COMPANY HAVE ANY LIABILITY WHATSOEVER TO ANY PARENT INDEMNIFIED PARTY HEREUNDER OR IN CONNECTION WITH THE MERGER FOR AN AMOUNT IN EXCESS OF SUCH PERSON'S SHARE (IF ANY) OF THE ESCROW FUND.

                  (d) Procedure for Claims. A claim for indemnity (a "CLAIM") may be asserted under this Section 9.1 only by a Parent Indemnified Party and only if, prior to the expiration of the Survival Period, such Parent Indemnified Party delivers to the Shareholder Agent and the Escrow Agent, promptly after the Parent Indemnified Party becomes aware of any fact, condition or event which may give rise to Damages for which indemnification may be sought under this Section 9.1, a written notice (a "CLAIM NOTICE") describing in reasonable detail the facts and circumstances believed to support a claim for indemnity hereunder and the specific Sections of this Agreement alleged to be violated thereby. All Claims for which a Claim Notice is not delivered prior to expiration of the Survival Period shall be conclusively deemed to have been waived. Except with respect to a Claim Notice delivered after the expiration of the Survival Period, the failure of any Parent Indemnified Party to give timely notice hereunder shall not affect rights to indemnification hereunder unless and only to the extent that the Shareholder Agent demonstrates actual material damage caused by such failure, and then only to the extent thereof.

                           (i) In the case of a Claim arising from the assertion
of a claim by a third party (whether pursuant to a lawsuit, other legal action or otherwise, a "THIRD-PARTY CLAIM"), if the Shareholder Agent shall acknowledge in writing to the Parent Indemnified Party that such Parent Indemnified Party is entitled to receive indemnification from the Escrow Fund in connection with such Third-Party Claim, then (A) the Shareholder Agent shall be entitled and, if it so elects, shall be obligated at its own cost, risk and expense, (1) to take control of the defense and investigation of such Third-Party Claim and (2) to pursue the defense thereof in good faith by appropriate actions or proceedings promptly taken or instituted and diligently pursued, including, without limitation, to employ and engage attorneys of its own choice reasonably acceptable to the Indemnified Party to handle and defend the same, and (B) the Shareholder Agent shall be entitled (but not obligated), if it so elects, to compromise or settle such claim, which compromise or settlement shall be made only with the written consent of the Parent Indemnified Party, such consent not to be unreasonably withheld. In the event the Shareholder Agent elects to assume control of the defense and investigation of such lawsuit or other legal action in accordance with this Section 9.1(d), the Parent Indemnified Party may, at its own cost and expense, participate in the investigation, trial and defense of such Third-Party Claim; provided that, if the named persons to a lawsuit or other legal action include both the Shareholder Agent and the Parent Indemnified Party and the Parent Indemnified Party has been advised in writing by counsel that there may be one or more legal defenses available to such Parent Indemnified Party that are different from or additional to those available to the Shareholder Agent, the Parent Indemnified Party shall be entitled, at the Indemnifying Party's cost, risk and expense (subject to the limits on indemnity set forth in Section 9.1(c), above), to retain one firm of separate counsel of its own choosing.

                           (ii) If the Shareholder Agent fails to assume the
defense of such Third-Party Claim in accordance with this Section 9.1 within fifteen (15) calendar days after receipt of the Claim Notice, then the Parent Indemnified Party against which such Third-Party Claim has been asserted shall (upon delivering notice to such effect to the Shareholder Agent) have the right to undertake, at the cost, risk and expense of the Shareholders (subject to the limits on indemnification set forth in Section 9.1(c), above), the defense, compromise and settlement of such Third-Party Claim on behalf of and for the account of the Shareholders; provided that such Third-Party Claim shall not be compromised or settled without the written consent of the Shareholder Agent, which consent shall not be unreasonably withheld.

                           (iii) In the event the Shareholder Agent assumes the
defense of the claim, the Shareholder Agent shall keep the Parent Indemnified Party reasonably informed of the progress of any such defense, compromise or settlement, and in the event the Parent Indemnified Party assumes the defense of the claim, the Parent Indemnified Party shall keep the Shareholder Agent reasonably informed of the progress of any such defense, compromise or settlement. The Parent Indemnified Party shall be entitled to indemnity from the Escrow Fund for the amount of any settlement of any Third-Party Claim effected pursuant to and in accordance with this Section 9.1 and for any final judgment (subject to any right of appeal) (subject, in each instance, to the limits on indemnification hereunder, including those set forth in Section 9.1(c), above).

         9.2 No Right of Contribution. After the Closing, no Shareholder shall have any right of contribution against the Surviving Corporation for any breach of any representation, warranty, covenant or agreement of the Company herein. Parent shall be entitled to specific performance and injunctive relief, without posting bond or other security, for the purpose of asserting its rights under this Article 9.

         9.3 Tax Indemnification. Subsequent to the Closing, the Shareholders shall, jointly and severally, indemnify, defend, save and hold Parent, Merger Sub, and the Company (and each of their respective Affiliates, successors and assigns) harmless from and against (i) any and all Taxes of the Company with respect to any Tax year or portion thereof ending on or before the Closing Date (or for any Tax year beginning before and ending after the Closing Date to the extent allocable (as determined in the following sentence) to the portion of such period beginning before and ending on the Closing Date), except to the extent that such Taxes are reflected in the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Balance Sheet, as such reserve is adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns, (ii) the unpaid Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise, and
(iii) any and all Damages incurred in connection with, arising out of, resulting from, or incident to any of the Taxes described in the foregoing clauses (i) and
(ii); provided, however, that the Escrow Fund shall be the sole source of funds for indemnification for any of the Taxes described in this Section 9.3; provided, further, that indemnification for any of the Taxes described in this
Section 9.3 shall not be subject to the Threshold Amount. For purposes of the preceding sentence, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such Tax period ending on the Closing Date shall (i) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on the Closing Date and the denominator of which is the number of days in the entire Tax period, and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date.

                                   ARTICLE 10
                        POST-CLOSING COVENANTS OF PARENT

         10.1 Parent Indemnification with Respect to State Loan. Parent shall pay as and when due, and shall indemnify, defend, and hold the Company, its Shareholders, the Estate and other successors of Peter Clarke, and each of their respective affiliates, successors, assigns, and agents free and harmless from and against all claims, costs, damages, and expenses (including but not limited to attorneys' fees and other litigation or arbitration costs) arising from or relating to, all amounts due under and with respect to the Company's obligations pursuant to that certain Loan Agreement dated January 1, 1996, between the California Trade and Commerce Agency and the Company, as amended September 17, 1999, which loan was personally guaranteed by Peter Clarke (the "STATE LOAN"). Parent hereby acknowledges that the Company has advised Parent that, by reason of the Merger, the holder of such State Loan may be entitled to accelerate payment of all amounts due thereunder.

         10.2 Guaranty of Payments Under Peter Clarke Employment Agreement. Parent hereby (a) acknowledges that (i) the Company employed Peter Clarke pursuant to that certain Employment Agreement by and between the Company and Peter Clarke dated as of April 30, 1999, (ii) Peter Clarke passed away on May 1, 2002, and (iii) under the terms of that Employment Agreement, the Company is obligated to pay to Carole Clarke, as successor to Peter Clarke, for the remainder of the twelve-month period commencing as of April 25, 2002, the salary payments, car payments, and health insurance premium payments due under that Employment Agreement, and (b) hereby personally guarantees to Carole Clarke, who is an intended third-party beneficiary of the provisions of this Section 10.2, the full, prompt, and punctual payment of all such amounts for the remainder of that twelve-month term.

         10.3 Parent Payment of Company Transaction Expenses. Upon consummation of the Merger, Parent and Merger Sub shall assume, pay, and promptly discharge the Company's reasonable accounting, legal and investment banking fees incurred in connection with the negotiation and documentation of this Agreement up to an aggregate amount of $250,000. Parent acknowledges that (a) Company's investment bankers, Block & Bowman, have estimated their fees in the Merger to be Two Hundred Thousand Dollars ($200,000), (b) the Company's counsel, Reicker, Pfau, Pyle, McRoy & Herman LLP, have estimated their fees in the Merger to be Forty Thousand Dollars ($40,000), and (c) the Company's certified public accountants, Damitz, Brooks, Nightingale, Turner & Morissette, have estimated their fees in the Merger to be Six Thousand Five Hundred Dollars ($6,500), and (d) the fees of such counsel and accountants in connection with the Merger are in addition to the costs and fees incurred by the Company to those parties in the ordinary course of business.

         10.4 Parent's Payment of Note to Clarke Trust. Upon Parent's or the Surviving Corporation's receiving from any customers any deposits in excess of $75,000 toward the purchase price of an Endeavor sputtering machine, Parent shall pay to Carole Clarke (to the extent of such deposits) the entire unpaid principal of and all accrued and unpaid interest on that certain Unsecured Promissory Note dated March 15, 2002, from the Company (as borrower) in favor of Peter Clarke and Carole Clarke, Trustees of the Clarke Family Trust dated April 30, 1986, as amended, in the original principal amount of $77,500, bearing interest at ten percent (10%) per annum.

         10.5 Credit for Prior Service. Parent and the Surviving Corporation shall recognize the prior service with the Company of all Company employees for all periods prior to the Closing Date as service with the Surviving Corporation for all purposes, including eligibility, vesting and benefit levels, as applicable in Parent's employee welfare benefit plans or policies, but only to the extent that such service was recognized by the Company under the applicable Benefit Arrangement.

         10.6 Indemnification and Directors' and Officers' Insurance. From and after the Closing Date, Parent shall cause the Surviving Corporation to indemnify, defend, and hold harmless (and shall also cause the Surviving Corporation to advance expenses as incurred to the fullest extent permitted under applicable law), to the extent not covered and paid by insurance, each person who is now or has been prior to the date hereof or who becomes prior to the Closing Date an officer or director of the Company (the "INDEMNIFIED D&O PERSONS") against (i) all losses, claims, damages, costs, expenses (including counsel fees and expenses), settlement, payments or liabilities arising out of or in connection with any claim, demand, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was an officer or director of the Company or any of its subsidiaries, whether or not pertaining to any matter existing or occurring at or prior to the Effective Time and whether or not asserted or claimed prior to or at or after the Effective Time ("INDEMNIFIED D&O LIABILITIES"); (ii) all Indemnified D&O Liabilities based in whole or in part on or arising in whole or in part out of or pertaining to this Agreement or the transactions contemplated hereby, in each case to the fullest extent required or permitted under applicable law and (iii) all costs and expenses, including attorneys' fees and legal expenses incurred by any Indemnified D&O Person in enforcing his or her rights under this Section 10.6. Nothing contained herein shall make Parent, Merger Sub, the Company or the Surviving Corporation, an insurer, a co-insurer or an excess insurer in respect of any insurance policies which may provide coverage for Indemnified D&O Liabilities, nor shall this
Section 10.6 relieve the obligations of any insurer in respect thereto. Each Indemnified D&O Person is intended to be a third party beneficiary of this
Section 10.6 and may specifically enforce its terms. This Section 10.6 shall not limit or otherwise adversely affect any rights any Indemnified D&O Person may have under any agreement with the Company or under the Company's Articles of Incorporation or bylaws as presently in effect or under any provision of applicable law.

                  (a) Parent shall use commercially reasonable efforts to add the officers and directors of the Company as additional insureds under Parent's directors and officers insurance policies at the sole expense of Parent, provided that such coverage is available at a commercially reasonable cost.

         10.7 Salaries Paid to Company Employees. The parties acknowledge that in March 2002, the Company reduced the salary of each employee to an amount equal to eighty percent (80%) of the annualized salary paid to the employee as of March 1, 2002 (the March 1, 2002, annualized salary of each employee, as adjusted for any salary increase granted prior to the effective date of this Agreement, is referred to herein as such employee's "BASE RATE"). Parent hereby covenants and agrees:

                  (a) To pay during the period of twelve (12) months after the Closing Date, for each Company employee who accepts an offer of employment with Parent or Merger Sub with respect to such period, the premium cost of health insurance coverage for such employee and the employee's dependents; and

                  (b) To pay to each Company employee who accepts employment with Parent or Merger Sub from and after the Closing Date:

                           (i) beginning on the Closing Date, an annualized
salary in an amount equal to 80% of such employee's Base Rate;

                           (ii) beginning on the first day of the first payroll
period beginning after the date on which Parent or Merger Sub (after the Closing
Date) first accepts an order for an

Endeavor sputtering machine, an annualized salary in an amount equal to 85% of such employee's Base Rate;

                           (iii) beginning on the first day of the first payroll
period beginning after the date on which Parent or Merger Sub next accepts an order for an Endeavor sputtering machine, an annualized salary in an amount equal to 95% of such employee's Base Rate; and

                           (iv) on the first day of the first payroll period
beginning after the date on which Parent or Merger Sub next accepts an order for an Endeavor sputtering machine, an annualized salary in an amount equal to 100% of such employee's Base Rate.

                                   ARTICLE 11
                                  MISCELLANEOUS

         11.1 Termination.

                  (a) This Agreement may be terminated at any time prior to
Closing:

                           (i) By the written agreement of Parent and the
Company;

                           (ii) By Parent or the Company if the Closing shall
not have occurred on or before September 15, 2002, other than due to a breach of this Agreement by the party seeking to terminate;

                           (iii) By Parent if there is a material breach of any
representation or warranty set forth in Article 3 or any covenant or agreement to be complied with or performed by the Company or any Shareholder pursuant to the terms of this Agreement and such breach persists for fourteen (14) days or more after notice is given, so long as any such breach is not caused by the action or inaction of Parent or Merger Sub;

                           (iv) By the Company if there is a material breach of
any representation or warranty set forth in Article 4 hereof or of any covenant or agreement to be complied with or performed by Parent or Merger Sub pursuant to the terms of this Agreement and such breach persists for fourteen (14) days or more after notice is given, so long as any such breach is not caused by the action or inaction of the Company or any of the Shareholders; or

                           (v) By Parent if there is a breach of Section 5.4
hereof.

                  (b) Parent, the Company and the Shareholders agree that if this Agreement is terminated pursuant to Section 11.1(a)(v) hereof and the Company either enters into a definitive agreement relating to or consummates such Proposed Acquisition Transaction within 12 months of such termination, the Company shall pay Parent within two business days after such termination a termination fee of $100,000.

                  (c) In the event of termination of this Agreement:

                           (i) The provisions of the Non-Disclosure Agreement
shall continue in full force and effect; and

                           (ii) Subject to Section 11.1(b), no party hereto
shall have any liability to any other party to this Agreement, except for any willful breach of, or knowing misrepresentation made in, this Agreement occurring prior to the formal termination of this Agreement.

         11.2 Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of Parent, or by Parent or Merger Sub without the prior written consent of the Company.

         11.3 Representation By Counsel. Each party hereto represents and agrees with each other that it has been represented by or had the opportunity to be represented by, independent counsel of its own choosing, and that it has had the full right and opportunity to consult with its respective attorney(s), that to the extent, if any, that it desired, it availed itself of this right and opportunity, that it or its authorized officers (as the case may be) have carefully read and fully understand this Agreement in its entirety and have had it fully explained to them by such party's respective counsel, that each is fully aware of the contents thereof and its meaning, intent and legal effect, and that it or its authorized officer (as the case may be) is competent to execute this Agreement and has executed this Agreement free from coercion, duress or undue influence.

         11.4 Entire Agreement; Amendments and Waivers. This Agreement, together with all exhibits and schedules hereto, and the Non-Disclosure Agreement, constitute the entire agreement among the parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.5 Notices. All notices, elections, requests, demands, and other communications required or permitted under this Agreement shall be in writing, and shall be deemed to have been delivered and received (a) when personally delivered, (b) on the third (3rd) business day after the day on which sent by registered or certified mail, postage prepaid, return receipt requested, (c) on the date on which transmitted by facsimile or other electronic means generating a receipt evidencing a successful transmission, or (d) on the next business day after the business day on which deposited with a regulated public carrier (e.g., Federal Express) for overnight delivery, freight prepaid, addressed to the party for whom intended at the address or facsimile number set forth on the signature page hereof, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 11.5.

If prior to the Closing, to the Company:                               If to Parent or Merger Sub or, if after the Closing, to the
                                                                       Surviving Corporation:
         Sputtered Films, Inc.
         320 Nopal Street                                                       Tegal Corporation
         Santa Barbara, California  93103                                       2201 South McDowell Boulevard
         Attention: Mrs. Carole Clarke                                          Petaluma, California  94954
         Fax: (805) 957-2186                                                    Attention: Chief Executive Officer
                                                                                Fax: (707) 763-4015

With a copy to:                                                        With a copy to:

         Reicker, Pfau, Pyle, McRoy & Herman LLP                                Latham & Watkins
         Attention:  Michael E. Pfau, Esq.                                      505 Montgomery Street
         1421 State Street, Suite B                                             San Francisco, California  94111
         Santa Barbara, California 93101                                        Attention:  Taitt Sato, Esq.
         Fax: (805) 966-3320                                                    Fax: (415) 395-8095


If to the Shareholder Agent:

         Carole Clarke
         304 Junipero Plaza
         Santa Barbara, California 93105
         Fax: (805) 682-0250

With a copy to:

         Reicker, Pfau, Pyle, McRoy & Herman LLP
         Attention:  Michael E. Pfau, Esq.
         1421 State Street, Suite B
         Santa Barbara, California 93101
         Fax: (805) 966-3320

         11.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         11.7 Invalidity. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

         11.8 Expenses. Except as otherwise specifically provided in this Agreement, in the event this Agreement is terminated in accordance with its terms, each party will pay its own expenses incident to this Agreement and the transactions contemplated hereby, including accounting, legal and investment banking fees and disbursements.

         11.9 Publicity. Except as required by law or on advice of counsel, neither party shall issue any press release or make any public statement regarding the transactions contemplated hereby without the prior approval of the other parties, and the parties hereto shall issue a mutually acceptable press release as soon as practicable after the date hereof and after the Closing Date. Notwithstanding the foregoing, Parent shall be permitted to make any public statement without obtaining the consent of any other party hereto if (i) the disclosure is required by law or the requirements of the Nasdaq National Market and (ii) Parent has first used its reasonable efforts to consult with (but not to obtain the consent of) the other parties about the form and substance of such disclosure.

         11.10 No Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and except as otherwise expressly stated herein (including with respect to the provisions of Article 9 and Article 10 hereof), nothing in this Agreement is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation.

         11.11 Governing Law. This Agreement and the transactions contemplated hereby shall be construed in accordance with, and governed by, the laws of the State of California (without reference to choice of law provisions of California law).

         11.12 Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by the following procedures:

                  (a) Any party may send another party written notice identifying the matter in dispute and invoking the procedures of this Section
11.12. Within fourteen (14) days after such written notice is given, one or more principals of each party involved in the dispute shall meet at a mutually agreeable location in Santa Barbara, California, for the purpose of determining whether they can resolve the dispute themselves by written agreement and, if not, whether they can agree upon a third-party impartial arbitrator (the "ARBITRATOR") to whom to submit the matter in dispute for final and binding arbitration.

                  (b) If such parties fail to resolve the dispute by written agreement or agree on the Arbitrator within said fourteen (14) day period, any such party may make written application to Judicial Arbitration & Mediation Services, Inc. ("JAMS") for the appointment of a single Arbitrator to resolve the dispute by arbitration. At the request of JAMS, the parties involved in the dispute shall meet with JAMS at its nearest offices to Santa Barbara, California, within ten (10) calendar days of such request to discuss the dispute and the qualifications and experience which each party respectively believes the Arbitrator should have; provided, however, that the selection of the Arbitrator shall be the exclusive decision of JAMS and shall be made within thirty (30) days of the written application to JAMS.

                  (c) Within thirty (30) days of the selection of the Arbitrator, the parties involved in the dispute shall meet in Santa Barbara, California with such Arbitrator at a place and time designated by the Arbitrator after consultation with such parties and present their respective positions on the dispute. Each party shall have no longer than one day to present its position, the entire proceedings before the Arbitrator shall be on no more than three consecutive days, and the award shall be made in writing no more than thirty days following the end of the proceeding. Such award shall be a final and binding determination of the dispute and shall be fully enforceable as an arbitration award in any court having jurisdiction and venue over such parties. The prevailing party (as determined by the Arbitrator) shall in addition be awarded by the Arbitrator such party's own attorneys' fees and expenses in connection with such proceeding.

The non-prevailing party (as determined by the Arbitrator) shall pay the Arbitrator's fees and expenses.

                                   ARTICLE 12
                                   TAX MATTERS

         12.1 Tax Matters.

                  (a) Tax Periods Ending on or Before the Closing Date. The Company shall at Parent's direction prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for Tax periods ending on or prior to the Closing Date which are filed after the Closing Date. The Company shall permit the Shareholder Agent, upon request, to review any such Tax Return prior to filing. Each Shareholder agrees to include in his or her individual Tax Return his or her respective share of the Company's income, gain, loss, deduction or credit items for Tax periods ending on or before the Closing Date as and to the extent required by law. The Shareholders shall pay any Tax imposed on the Company under Section 1374 of the Code (or any comparable provision of state or local Tax law).

                  (b) Tax Periods Beginning Before and Ending After the Closing Date. The Company shall at Parent's direction prepare or cause to be prepared and file or cause to be filed all Tax Returns of the Company for all Tax periods which begin before the Closing Date and end after the Closing Date.

                  (c) Cooperation on Tax Matters. Parent and the Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Parent and the Shareholders agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Taxing authority, and (B) to give the other parties reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other parties so request, Parent or a Shareholder, as the case may be, shall allow the other parties to take possession of such books and records.

                  (d) Transfer Taxes. Parent shall pay and be responsible for all transfer and recording taxes and charges, if any, arising from the transactions contemplated by this Agreement. Parent and the Shareholders shall timely cooperate in filing all Tax Returns as may be required to comply with the provisions of such Tax laws. Parent and the Shareholders shall use their best efforts to obtain any certificate or other document or take any other reasonable action to reduce or eliminate any such taxes or charges that may be imposed.

         12.2 Tax-Free Reorganization Treatment.

                  (a) The parties intend the Merger to qualify as a reorganization under Section 368(a) of the Code. However, neither Parent nor the Company makes any representation or warranty to the other or to any Shareholder regarding the tax treatment of the Merger or whether the Merger will qualify as a reorganization under the Code. Each of the Company and Parent acknowledges that it is relying on its own advisors in connection with the Tax treatment of the Merger and the other transactions contemplated by this Agreement. The Company, Merger Sub and Parent each agree to use their respective best efforts to cause the Merger to qualify, and will not take any actions, fail to take any actions, or cause any actions to be taken or omitted which would reasonably be expected to prevent the Merger from qualifying, as a reorganization under Section 368(a) of the Code.

                  (b) Each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368(a) of the Code, unless otherwise required pursuant to a "determination" within the meaning of
Section 1313(a) of the Code.

                                   * * * * * *

           IN WITNESS WHEREOF, each party hereto has executed this Agreement and Plan of Merger or caused this Agreement and Plan of Merger to be duly executed on its behalf by its officer thereunto duly authorized, as of the day and year first above written.

                                           TEGAL CORPORATION,
                                           a Delaware corporation


                                           By:     /s/  Michael L. Parodi
                                              ----------------------------------
                                           Name: Michael L. Parodi
                                           Title:  Chairman, President & CEO


                                           SFI ACQUISITION CORP.,
                                           a California corporation


                                           By:     /s/  Michael L. Parodi
                                              ----------------------------------
                                           Name: Michael L. Parodi
                                           Title: President


                                           SPUTTERED FILMS, INC.,
                                           a California corporation


                                           By:     /s/  Carole L. Clarke
                                              ----------------------------------
                                           Name: Carole L. Clarke
                                           Title:  President, Chairman

                                           SHAREHOLDER AGENT


                                           /s/  Carole L. Clarke
                                           -------------------------------------
                                           Carole Clarke, solely in her capacity
                                           as Shareholder Agent